CONFIDENTIAL PORTIONS OMITTED

Exhibit 10-1

ENGINEERING, PROCUREMENT

AND CONSTRUCTION CONTRACT

between

PACIFICORP

and

STONE & WEBSTER, INC.

dated as of February 10, 2004

FOR

THE CURRANT CREEK POWER STATION

ARTICLE 1	DEFINITIONS	1

1.1	DEFINED TERMS	1

1.2	INTERPRETATION	7

ARTICLE 2	CONTRACTOR’S WORK AND OTHER OBLIGATIONS	7

2.1	COMMENCEMENT OF THE WORK	7

2.2	THE WORK	7

2.3	HAZARDOUS SUBSTANCES AND OFF-SITE IMPACTS	8

2.4	COORDINATION WITH REGULATORS	9

2.5	BOOKS AND RECORDS	9

2.6	STANDARDS OF PERFORMANCE	9

2.7	TITLE	9

2.8	FACILITY SITE CONDITIONS	10

2.9	NATURE OF THE WORK	10

2.10	SUBCONTRACTORS	10

2.11	COOPERATION	12

2.12	CONTRACTOR RESPONSIBILITIES WITH RESPECT TO OWNER FURNISHED EQUIPMENT	12

2.13	PERMITS	12

2.14	COORDINATION OF WORK	12

ARTICLE 3	OWNER’S OBLIGATIONS	12

3.1	FACILITY REAL ESTATE RIGHTS AND ACCESS TO FACILITY SITE	12

3.2	OWNER FURNISHED EQUIPMENT	12

3.3	PERMITS	13

3.4	START-UP PERSONNEL	13

3.5	START-UP AND TESTING FUEL SUPPLY	13

3.6	OTHER	13

ARTICLE 4	SCHEDULE	14

4.1	SCHEDULE	14

4.2	ALTERATIONS TO SCHEDULE	14

4.3	REVISION OF SCHEDULE	14

ARTICLE 5	INSPECTION AND APPROVAL	14

5.1	OWNER’S RIGHT TO ATTEND CONTRACTOR INSPECTIONS	14

5.2	INSPECTION AND RE-PERFORMANCE	14

5.3	OWNER APPROVAL	15

ARTICLE 6	TARGET PRICE AND PAYMENT	15

6.1	TARGET PRICE	15

6.2	DIRECT COSTS	15

6.3	TOTAL PAYMENTS	19

6.4	MONTHLY DIRECT COST PAYMENTS	19

6.5	FEE	22

6.6	PAYMENT NOT ACCEPTANCE	22

6.7	TAXES	22

6.8	RECONCILIATION	22

6.9	LATE PAYMENT / NON-PAYMENT	23

i

ARTICLE 7	COMPLETION, ACCEPTANCE AND LIQUIDATED DAMAGES	23

7.1	GUARANTEED SUBSTANTIAL COMPLETION DATES	23

7.2	SUBSTANTIAL COMPLETION	24

7.3	NOTICE AND REPORT OF SUBSTANTIAL COMPLETION	24

7.4	ACHIEVEMENT OF SUBSTANTIAL COMPLETION	24

7.5A	LATE SUBSTANTIAL COMPLETION LIQUIDATED DAMAGES	25

7.5B	EARLY SUBSTANTIAL COMPLETION BONUS	25

7.6A	PERFORMANCE LIQUIDATED DAMAGES	26

7.6 B	PERFORMANCE BONUS	26

7.6 C	EXCLUSIVE NATURE OF LIQUIDATED DAMAGES	26

7.7	TRANSFER OF POSSESSION AND CONTROL OF THE FACILITY TO OWNER	26

7.8	CREATION OF PUNCH-LIST	26

7.9	FINAL COMPLETION	27

7.10	USE DOES NOT CONSTITUTE ACCEPTANCE	27

ARTICLE 8	TESTING	28

8.1	TESTING	28

8.2	RESTORING OF FACILITY	28

8.3	OUTPUT DURING TESTING	28

ARTICLE 9	LIMITATION OF LIABILITY	28

9.1	AGGREGATE LIABILITY	28

9.2	CONSEQUENTIAL DAMAGES	28

9.3	PROOF OF ACTUAL DAMAGES IF LIQUIDATED DAMAGES GELD UNENFORCEABLE	29

ARTICLE 10	WARRANTIES AND GUARANTEES	29

10.1	WARRANTIES	29

10.2	WARRANTY PERIOD	29

10.3	REPAIR OF DEFECTS	29

10.4	WARRANTY PERIOD EXTENSION	30

10.5	NO LIENS OR ENCUMBRANCES	30

10.6	SUBCONTRACTOR WARRANTIES	30

10.7	LIMITATION OF WARRANTY	30

ARTICLE 11	CHANGES	31

11.1	CHANGES	31

11.2	PROCEDURE FOR CHANGES	32

11.3	CONTINUED PERFORMANCE PENDING RESOLUTION OF DISPUTES	34

11.4	PRESERVATION OF SCHEDULE AND TARGET COSTS	34

ARTICLE 12	FORCE MAJEURE	34

12.1	FORCE MAJEURE EVENT	34

12.2	EXCUSED PERFORMANCE	34

12.3	COSTS AND SCHEDULE	35

ARTICLE 13	INDEMNIFICATION	35

13.1	CONTRACTOR’S INDEMNITY	35

13.2	OWNER’S INDEMNITY	36

ARTICLE 14	SUSPENSION AND TERMINATION	36

14.1	RIGHT TO SUSPEND WORK FOR CAUSE	36

14.2	RIGHT TO SUSPEND WORK FOR CONVENIENCE	36

14.3	TERMINATION FOR CONVENIENCE	37

14.4	TERMINATION UPON CONTRACTOR’S MATERIAL BREACH	37

14.5	ACTIONS UPON TERMINATION	38

14.6	TERMINATION FOR CONTRACTOR EVENT OF DEFAULT	38

14.7	CONSEQUENCES OF TERMINATION	38

14.8	SURVIVING OBLIGATIONS	38

14.9	CONTRACTOR’S RIGHT TO SUSPEND OR TERMINATE	38

ARTICLE 15	SECURITY	38

ARTICLE 16	REPRESENTATIONS AND WARRANTIES	39

16.1	REPRESENTATIONS AND WARRANTIES OF CONTRACTOR	39

16.2	REPRESENTATION AND WARRANTIES OF OWNER	40

ARTICLE 17	DISPUTE RESOLUTION	40

17.1	APPLICABILITY OF RESOLUTION PROCEDURES	40

17.2	MANAGEMENT DISCUSSIONS	40

17.3	MEDIATION	40

17.4	ARBITRATION AND FINAL RESOLUTION	41

17.5	ADJUDICATION	41

17.5	OBLIGATIONS CONTINUE	41

17.5	INJUNCTIVE RELIEF	41

17.6	SURVIVAL	41

ARTICLE 18	LABOR AND PERSONNEL	41

18.1	LABOR AND PERSONNEL	41

ARTICLE 19	INSURANCE	41

ARTICLE 20	MISCELLANEOUS	42

20.1	GOVERNING DOCUMENTS	42

20.2	AUTHORIZED REPRESENTATIVES	42

20.3	ASSIGNMENTS	42

20.4	GOVERNING LAW	42

20.5	TIME IS A MATERIAL ELEMENT	42

20.6	SEVERABILITY	42

20.7	NOTICES	42

20.8	ARTICLE AND SECTION HEADINGS	43

20.9	NO WAIVER OF RIGHTS	43

20.10	DUTIES AND REMEDIES LIMITED	43

20.11	NO DISCLOSURE	43

20.12	ENTIRE AGREEMENT	44

20.13	AMENDMENTS	44

20.14	NO THIRD PARTY RIGHTS	44

20.16	RELATIONSHIP OF THE PARTIES	44

20.17	COUNTERPARTS	62

20.18	FURTHER ASSURANCES	62

List of Appendices

Appendix A :	Facility Site

Appendix B :	Approved Project Schedule

Appendix C :	Fuel Specifications

Appendix D :	Testing

Appendix E :	Payment, Direct Costs and Fee

Appendix F :	Insurance Requirements

Appendix G :	Performance Guarantees

Appendix H :	Permits/Consents

Appendix I :	Invoice

Appendix J :	Form of Contractor Parent Guarantee and Performance Security

Appendix K :	[RESERVED]

Appendix L :	Lien Release Forms

Appendix M :	Change Order Request Form

Appendix N :	Approved Bidders List

Appendix O :	Interface Points

Appendix P :	Form of Escrow Agreement

Appendix Q :	Scope of Work

Appendix R :	Owner Furnished Equipment

Appendix S :	Subcontractor standard terms and conditions

Appendix T :	Contractor and Owner Knowledge of claims or potential bases for Changes to Cost, Schedule and/or Scope of Work at time of Contract Execution

Appendix U :	[RESERVED]

Appendix V :	Adjudication

ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT

THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT (this “Contract”) is entered into as of the 10th day of February, 2004, by and between PacifiCorp, a corporation organized under the laws of the state of Oregon, with offices at 201 South Main Street, Suite 2200, Salt Lake City, Utah 84111 (“Owner”) and Stone & Webster, Inc., a corporation organized under the laws of Louisiana with offices at 9201 East Dry Creek Road, Centennial, CO 80112 (“Contractor”).

W I T N E S S E T H:

WHEREAS, Owner intends to build, own and operate a 525 MW nominal natural gas fired combined cycle power plant known as the Currant Creek Power Station and located in Juab County near Mona, Utah (the “Project”); and

WHEREAS, Owner desires to engage Contractor to perform the Work for the Project upon the terms and subject to the conditions set forth in this Contract; and

WHEREAS, Contractor desires to undertake the Work for the Project upon the terms and subject to the conditions set forth in this Contract;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE 1

Definitions

1.1 Defined Terms. As used in this Contract, the following terms shall have the following meanings (such meanings as necessary to be equally applicable to both the singular and plural forms of the terms defined unless the context otherwise requires):

“ACC” means the Air Cooled Steam Condenser to be procured and erected by Owner as more fully described in Appendix R.

“Actual Cost” or “AC” means the total of the Direct Costs at Final Completion.

“Adjudication” shall have the meaning set forth in Section 17.5, as more fully described in Appendix V.

“Aggregated Compensatory Damages” shall have the meaning set forth in Section 9.1.2.

“Aggregate Liquidated Damages” shall have the meaning set forth in Section 9.1.1.

“Applicable Laws” means the laws, treaties, ordinances, judgments, decrees, injunctions, writs and orders of any court, arbitrator or governmental agency or authority and rules, regulations, orders, interpretations and Permits of any federal, state, provincial, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, or court having jurisdiction over Contractor, the design and construction of the Project, the Facility Site, performance of the Work or operation of the Facility as may be in effect or known to the parties to be pending at the time of the execution of the Contract and upon Final Completion.

“Applicable Permits” means all Permits (including Building Permits) as may be in effect from time to time required to be obtained or maintained in connection with construction of the Facility on the Facility Site, performance of the Work or operation of the Facility, as further delineated in Appendix H.

“Application for Monthly Payment” means Contractor’s official monthly request for payment of Direct Costs, as described in Section 6.4.2 and Appendix E.

“Approved Bidders List” means the list of Subcontractors in Appendix N that have been approved by Owner, as such list is amended from time to time by addition or deletion of Subcontractors by agreement of Owner and Contractor.

“Approved Project Schedule” means that certain approved project schedule set forth in Appendix B, as may be amended from time to time in accordance with the provisions of this Contract.

“Authorized Representative” means, with respect to each Party, the individual appointed by such Party under Section 19.2 to act on such Party’s behalf with respect to that Party’s duties and responsibilities under this Contract. “Balance of Plant Equipment” means all materials, workmanship, Work and equipment other than the Owner Furnished Equipment necessary to perform the Work.

“BOP Aux Electrical Load” has the meaning set forth in Appendix G.

“Building Permits” means those Permits required to be obtained or maintained in order for Contractor to perform the engineering, procurement, site clearing, civil works, construction and testing of the Facility on the Facility Site or the performance of the Work related to similar activities; provided, that if any such required Permits need to be obtained in the name of Owner and not in the Contractor’s or Subcontractors’ name, each of Owner and Contractor shall cooperate with the other as reasonably necessary to enable the party with responsibility to obtain a Permit to obtain such Permit in the Owner’s name. Building Permits shall not include Permits pertaining to (i) environmental regulation of the Facility Site (other than with respect to Contractor’s activities thereon in its performance of the Work), (ii) land use or zoning matters affecting the Facility Site, (iii) environmental regulation of start-up, testing or operation of the Facility, or (iv) ownership or operation of the Facility and the Project.

“Business Day” means any calendar day, except Saturdays, Sundays and national holidays, which are observed by Federal Reserve member banks in New York City, New York and Pioneer Day as observed by the state of Utah.

“Change” has the meaning set forth in Section 11.1.1.

“Change Order” has the meaning set forth in Section 11.1.2.

“Commencement Date” has the meaning set forth in Section 2.1.

“Commissioning Test” has the meaning set forth in Appendix D.

“Completion Tests” means all the tests required to establish compliance with the Contract in order to achieve Substantial Completion of Phase 1 or Phase 2, as applicable, and for the avoidance of doubt, includes the Performance Acceptance Tests and the Performance Tests.

“Construction Documents” has the meaning set forth in Section 2.2.2.4.

“Contingency” means the amount of [ * * * ]* as such amount may be adjusted pursuant to this Contract, which is available to cover Direct Costs if, in the aggregate, the Direct Costs exceed the Target Cost.

“Contract” means this Engineering, Procurement and Construction Contract, including the Appendices identified in the table of contents hereto, as the same may be amended, modified or supplemented from time to time.

“Contract Documents” has the meaning set forth in Section 20.1.

“Contractor” has the meaning set forth in the preamble to this Contract.

“Contractor Event of Default” has the meaning set forth in Section 14.4

“Contractor’s Excess Cost Liability” has the meaning set forth in Section 6.3.1

“Contractor Initiated Change” has the meaning set forth in Section 11.2.1

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* CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC.

“Contractor Taxes” has the meaning set forth in Section 6.7.1.

“Contractor’s Personnel” means Contractor, its employees, agents and Subcontractors and each Subcontractor’s employees, agents and subcontractors.

“Contractor Critical Schedule Milestone” has the meaning set forth in Appendix B.

“Contractor Guarantor” means The Shaw Group Inc., or such substitute guarantor as Owner may approve in its discretion from time to time.

“Credit Requirement” means, in the case of Contractor, that Contractor meets the requirements of any one or more of clause (i) and clause (ii) below: (i) Contractor or

Contractor’s Guarantor maintains a senior unsecured debt rating from Standard & Poor’s of [ * * * ]*; (ii) if Contractor or Contractor’s Guarantor has no debt rating, Contractor meets ALL of the following credit standards: a) tangible net worth equal to the projected maximum exposure under the Contract, b) no change in the condition of Contractor’s earnings, net worth, or working capital since the effective date of The Shaw Group, Inc.’s 10Q for the period ending November 30, 2003, which would reasonably be anticipated to impair the Contractor’s ability to meet its obligations under this Contract, and c) Contractor is not in default under any of its other agreements and is current on all of its financial obligations; and in the case of Owner, that Owner maintains a senior unsecured debt rating from Standard & Poor’s of [ * * * ]* or Moody’s Investor Services of [ * * * ]*.

“Design Development Documents” has the meaning set forth in Section 2.2.2.2.

“Delay LD Cap” has the meaning set forth in Section 7.5.

“Direct Costs” means the actual allowable costs and charges incurred by Contractor in the performance of the Work to be paid or reimbursed by Owner as more particularly set forth in Section 6.2.

“Excluded Obligations” has the meaning set forth in Section 9.1.5

“Facility” means all those components, including Phase 1 and Phase 2, comprising a nominal 525 MW natural gas fired combined cycle power plant and all systems relating thereto (as further described in the Contract Documents).

“Facility Site” means that certain parcel of land owned, leased, or to be owned or leased by Owner on which the Facility will be located, as further described in Appendix A.

“Fee” means the amount of [ * * * ]*, as such amount may be adjusted from time to time to reflect Material Changes to the Scope of Work instituted at Owner’s request pursuant to Section 11.2.2 of this Contract.

“Final Completion” has the meaning set forth in Section7.9.1.

“Final Completion Certificate” has the meaning set forth in Section 7.9.3.

“Force Majeure” has the meaning set forth in Section 12.1.

“Fuel” has the meaning established in Appendix C.

“Full Notice to Proceed” has the meaning established in Section 2.1.2.

“Gas Turbines” means the two General Electric Frame 7F combustion turbine generators and related equipment to be procured by Owner as more fully described in Appendix R.

“GSUs” means the three generation step up transformers and related equipment to be procured by Owner as more fully described in Appendix R.

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* CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC.

“Guaranteed BOP Aux Electrical Load” has the meaning set forth in Section 7.6A.

“Guaranteed Substantial Completion Dates” has the meaning set forth in Section 7.1(ii).

“Hazardous Substance” means any and all chemicals, constituents, contaminants, pollutants, materials, and wastes and any other carcinogenic, corrosive, ignitable, radioactive, reactive, toxic or otherwise hazardous substances or mixtures (whether solids, liquids, gases), or any substances now or at any time subject to regulation, control, remediation or otherwise addressed as a hazardous substance under Applicable Laws, including those laws, regulations and policies relating to the discharge, emission, spill, release, or threatened release into the environment or relating to the disposal, distribution, manufacture, processing, storage, transport, treatment, transport, or other use of such substances.

“HRSGs” means the two heat recovery steam generators and related equipment (including the bypass stacks and dampers (if elected by Owner) and FAA lighting, if required) to be procured by Owner as more fully described in Appendix R.

“Interim Construction Agreement” means the Contract between PacifiCorp and Stone & Webster, Inc. for Currant Creek Initial Site Activities dated as of December 31, 2003.

“Late Substantial Completion LDs” has the meaning set forth in Section 7.5.

“Limited Notice to Proceed” has the meaning set forth in Section 2.1.1.

“Material Adverse Change” means that Contractor has, in the reasonable opinion of Owner, experienced a material adverse change in the ability to fulfill its obligations under this Contract, including, but not limited to, any such change that results in its failing to comply with the Credit Requirement.

“Milestone” means any and each of the milestones specified in the Milestone Fee Payment Schedule.

“Milestone Fee Payment” means the Fee payable to Contractor pursuant to the Milestone Fee Payment Schedule.

“Milestone Fee Payment Schedule” means the Fee payment milestone schedule contained in Appendix E.

“Minimum Performance Levels” means the Facility meets the performance standards applicable to the Facility for each of Phase 1 and Phase 2 required for Substantial Completion, as more fully set out in Appendix G.

“Monthly Progress Report” means a progress report containing the information required by Section 6.4.4.5

“Notice of Final Completion” has the meaning set forth in Section 7.9.2.

“Notice of Substantial Completion” has the meaning set forth in Section 7.3.

“Operation and Maintenance Manuals” means the instructions for the operation and maintenance of the Facility to be prepared by Contractor as described in Section 10.1, and as more fully described, as to form and substance, in the Scope of Work.

“Owner” has the meaning set forth in the preamble to this Contract, and shall include its successors and assigns.

“Owner Critical Schedule Milestones” has the meaning set forth in Appendix B.

“Owner’s Executive Representative” means the person to whom notices pursuant to Section 6.9.6 are to be delivered, as identified in Section 20.7 as the same may be amended from time to time.

“Owner Initiated Change” has the meaning set forth in Section 11.2.2

“Owner Subcontractors” means any party with whom Owner contracts for the provision of goods or services other than Contractor with respect to the Project.

“Owner(’s) Personnel” means Owner, its employees, agents and Owner Subcontractors and each Owner Subcontractor’s employees, agents and subcontractors.

“Owner Indemnitees” has the meaning set forth in Section 13.1.1.

“Owner Furnished Equipment” means the Gas Turbines, HRSGs, Steam Turbine, ACC, GSUs, Unit Aux Transformers and Switchyard, together with their related components, materials, supplies and parts, as further described in Appendix R.

“Owner Furnished Equipment Documents” means the purchase orders and other procurement documents for Owner Furnished Equipment.

“Parties” means Owner and Contractor; “Party” means Owner or Contractor, as the case may be.

“Payment Escrow Account” shall have the meaning as set forth in Section 6.4.4.

“Payment Schedule” shall have the meaning as set forth in Appendix E, as further described in Section 6.4.1.

“Performance Acceptance Tests” means the tests for establishing compliance with the Minimum Performance Levels for each of Phase 1 or Phase 2, as applicable, required for Substantial Completion, as more fully set out in Appendix D.

“Performance Guaranty” shall have the meaning set forth in Appendix G.

“Performance LDs” shall have the meaning as set forth in Section 7.6.

“Performance Tests” shall mean those tests required to establish the extent of achievement of the Performance Guaranty.

“Permits” means all valid and effective waivers, franchises, variances, permits, authorizations, licenses or orders of or from any federal, state, provincial, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, or court having jurisdiction over construction of the Facility, the Facility Site, performance of the Work, or operation of the Facility, as may be in effect from time to time.

“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, other than Owner or Contractor.

“Phase 1” means the two simple cycle combustion turbines and all supporting equipment, having achieved Substantial Completion for such phase and operating or capable of being operated as stand-alone generating units, as described more fully in the Contract Documents.

“Phase 2” means the conversion of Phase 1 into a 2x1 combined cycle operation generating facility, including the incorporation of one steam turbine generator, the air cooled condensing unit and all supporting equipment, having achieved Substantial Completion for the Project, as described more fully in the Contract Documents.

“Procurement Documents” shall have the meaning set forth in Section 2.2.2.3.

“Project” means, collectively, the design, engineering, permitting, procurement, construction, installation, commissioning, start-up, testing and completion of the Facility.

“Project Design Book” means the index of documents, drawings and information which reflects the Facility design, including the Design Development Documents, the Construction Documents and the other documents required to be produced or delivered by Contractor hereunder, as further described in the Scope of Work.

“Project Taxes” has the meaning set forth in Section 6.7.2.

“Prolonged Delay Date” has the meaning set forth in Section 7.5.

“Prudent Electric Power Industry Practices” means the practices, methods, techniques and standards that, at the particular time of performance of the Work, are prudent and generally accepted in the electric power industry in the United States, or if more stringent, those practices, methods, techniques and standards that are specifically practiced by Contractor, for use in connection with the design, procurement, engineering, construction, testing and operation of power plants of the same or similar size and type as the Facility. Prudent Electric Power Industry Practices are not limited to the optimum practice or method to the exclusion of others, but rather refer to commonly used and reasonable practices and methods.

“Punch-List” means the list prepared in accordance with Section 7.8, which list shall set forth all items of work that remain to be performed in order to ensure that the Work fully complies with all of the standards and requirements set forth herein. The Punch List shall not include any items of work, alone or in the aggregate, the non-completion of which prevents the Facility from (i) reaching Substantial Completion or (ii) being legally and safely placed in commercial operation.

“Real Estate Rights” means all rights in or to real estate (including title to or other rights to use or access the Facility Site, leases, contracts, permits, easements, licenses, private rights of way, and utility and railroad crossing rights) required to be obtained or maintained in connection with construction of the Facility on the Facility Site, performance of the Work, or operation of the Facility (including the transportation of all necessary materials, equipment and other items to the Facility Site, access for the construction, and the startup and testing of the Facility).

“Required Changes” has the meaning set forth in Section 11.3.5.

“Scope of Work” means the scope of work attached hereto as Appendix Q.

“Steam Turbine” means the steam turbine generator and related equipment to be procured by Owner as more fully described in Appendix R.

“Subcontract” means any contract by Contractor with a Subcontractor with respect to performing any part of the Work or providing any services, equipment or materials in connection with the Work.

“Subcontractor” means each and every vendor, supplier, materialmen or contractor under a Subcontract to Contractor, performing any part of the Work or providing any services, equipment or materials in connection with the Work.

“Substantial Completion” has the meaning set forth in Section 7.2.

“Substantial Completion Certificate” means the certificate issued by Owner upon achievement of Substantial Completion pursuant to Section 7.4.

“Switchyard” means the switchyard and related equipment to be procured and erected on a turnkey basis by Owner as more fully described in Appendix R.

“Target Cost” means the sum of all allowable Direct Costs agreed upon by the Parties as of the Commencement Date that will be incurred in Contractor’s performance of the Work, (specifically including amounts paid under the Limited Notice to Proceed and the Interim Construction Agreement), and shall be equal to [ * * * ]*, as such amount may be adjusted pursuant to this Contract.

“Target Price” or “TP” is the sum of the Target Cost and the Contingency.

“Terms and Conditions” means Articles 1 through 20 hereof.

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* CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SEC.

“Turnover Package” means the documentation (including drawings, start-up procedures, log sheets, settings, and other items) in content, form and substance reasonably acceptable to Owner, submitted by Contractor to Owner which demonstrates that the systems comprising the Facility have been completed in accordance with this Contract and may be operated safely for their intended purposes.

“Unit Aux Transformers” means the two unit auxiliary transformers and related equipment to be procured by Owner as more fully described in Appendix R.

“Warranty” has the meaning set forth in Section 10.1.

“Warranty Period” has the meaning set forth in Section 10.2.

“Work” has the meaning set forth in Section 2.2.

“Work Product” has the meaning set forth in Section 2.7.

1.2 Interpretation. Unless the context requires otherwise, in this Contract (a) words singular or plural in number shall be deemed to include the other and pronouns having a masculine or feminine gender shall be deemed to include the other; (b) any reference contained herein to this Contract or any other agreement or any appendix, schedule, exhibit or attachment hereto or thereto shall mean this Contract or such other agreement and such schedules, exhibits and attachments as amended, supplemented or otherwise restated from time to time; (c) any reference in this Contract to any Person shall include its permitted successors and assigns and, in the case of any governmental instrumentality, any Person succeeding to its functions and capacities; (d) any reference in this Contract to any Article, Section, Appendix, Exhibit or Schedule shall mean and refer to the Article or Section contained in or the Appendix, Exhibit or Schedule attached to this Contract; and (e) the words “include” and “including” shall mean to include, without limitation.

ARTICLE 2

Contractor’s Work and Other Obligations

2.1 Commencement of the Work.

2.1.1 Limited Notice to Proceed. Owner has issued and delivered to Contractor (i) a limited notice to proceed dated August 18, 2003 (such notice and the subsequent extensions thereto are collectively referred to herein as the “Limited Notice to Proceed”), and (ii) the Interim Construction Agreement, in anticipation of the execution of this Contract, which authorized Contractor to perform certain work on the Project for which Contractor has been or is being separately reimbursed. Upon issuance of the Full Notice to Proceed, any of the work actually performed under the Limited Notice to Proceed or under the Interim Construction Contract shall be deemed to have been performed as Work under and pursuant to the terms of this Contract. The amounts paid under the Limited Notice to Proceed and the Interim Construction Contract identified in Appendix E constitute Direct Costs under this Contract

2.1.2 Full Notice to Proceed. Following the receipt of approvals from the Utah Public Service Commission and the Utah Division of Air Quality and such other governmental or regulatory bodies as Owner in its sole discretion deems appropriate for the construction and operation of the Facility, Owner may issue to Contractor a written notice directing Contractor to commence performance of the Work (the “Full Notice to Proceed”), and Contractor shall commence full performance of the Work as of the date of such notice (the “Commencement Date”). If Owner issues the Full Notice to Proceed after February 23, 2004, then effects to schedule and costs will be addressed through the Change Order process described in Article 11.

2.2 The Work. Contractor shall (except only to the extent otherwise defined as Owner’s responsibility in the Contract) perform or cause to be performed all of the work, services and obligations (including the satisfaction of those liabilities associated with such work, services and obligations), required in connection with the design, engineering, permitting, procurement, civil works, construction, installation, integration (as more particularly described in Appendix Q) of Owner Furnished Equipment, training for operation, commissioning, start-up, testing and Substantial Completion and Final Completion of the Project and shall provide the materials and equipment, machinery, tools, labor, utilities, chemicals, transportation (including without limitation transportation of Owner Furnished Equipment, as further described in Appendix Q, from the rail siding to the Facility Site), administration and other services and items required for and related to the foregoing, all as further described in Appendix Q and otherwise to be performed in accordance with the Contract Documents, including any Change Orders (the “Work”). Contractor shall perform the Work in the most efficient and cost effective means available within the requirements of this Contract.

2.2.1 Work in General. In general, the Work shall consist of two phases, including integration of the Owner Furnished Equipment, as follows: (1) Phase 1 to reach Substantial Completion by [ * * * ]*; and (2) Phase 2 to reach Substantial Completion by [ * * * ]*. Each phase is described in more detail in Appendix Q.

2.2.2 Engineering, Design, Procurement and Construction. Contractor represents and warrants that it has thoroughly familiarized itself with the Facility Site and the Contract Documents and agrees that it will perform the Work in a manner that meets or exceeds the requirements set forth in the Contract Documents.

2.2.2.1 Engineering. Contractor will perform all engineering services necessary to perform the Work and will cooperate with Owner’s reasonable requests to review and, to the extent Owner may require pursuant to Article 5, approve the engineering and design efforts of Contractor, including cooperating with any third parties acting at the request of Owner, (including without limitation any federal, state and local agencies or others as Owner may direct). Contractor shall determine the extent to which engineering work to be performed by Contractor, or any Subcontractor requires certification under Applicable Law by professional engineers licensed and properly qualified to perform such engineering services in the jurisdiction in which such services are to be performed, and to provide or cause to be provided all such required certifications.

2.2.2.2 Design Development Documents. As further described in the Contract Documents, Contractor will prepare, by the date specified in the Approved Project Schedule, those design development documents for the Facility listed in Appendix Q consisting of drawings, models, specifications, plans and other documents necessary to fix and describe the Facility (collectively, the “Design Development Documents”).

2.2.2.3 Procurement Documents. As further described in the Contract Documents, Contractor will prepare, by the date specified in the Approved Project Schedule, those procurement policies, standards and documents, including terms and conditions, (the “Procurement Documents”) necessary for Contractor to perform the procurement services called for herein.

2.2.2.4 Construction Documents. As further described in the Contract Documents, based upon Design Development Documents or any further adjustments in the scope or quality of the Project approved by Owner pursuant to Article 11, Contractor will prepare, prior to undertaking the related Work, those drawings and specifications specified in Appendix Q setting forth in detail the requirements for the construction of the Facility (collectively, the “Construction Documents”).

2.3 Hazardous Substances and Off-Site Impacts.

2.3.1 Contractor shall not release or cause the release of any Hazardous Substances brought onto the Facility Site or adjacent areas by Contractor, any Subcontractor or others in the course of performing the Work. Contractor will immediately notify Owner of any known spills, emissions or other releases of Hazardous Substances that occur in connection with the performance of the Work. Contractor will be responsible for removing from the Facility Site and areas adjacent thereto, and for properly disposing of, in a manner acceptable to Owner and in compliance with the Contract Documents, Applicable Laws and Applicable Permits, Hazardous Substances brought onto or released, generated or accumulated at the Facility Site by Contractor or any Subcontractor in the course of performing the Work. As a condition precedent to Final Completion, Contractor will provide to Owner a certification in a form acceptable to Owner stating that (a) no Hazardous Substances were installed or otherwise incorporated in the Facility, other than Hazardous Substances notified to Owner in said certification, and utilized in the performance of the Work, and (b) Hazardous Substances brought onto or generated at the Facility Site by Contractor or any Subcontractor were used released, removed or disposed of in compliance with the Contract Documents, Applicable Laws and Applicable Permits.

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2.3.2 In the event Contractor encounters on the Facility Site material reasonably believed to be a pre-existing Hazardous Substance, then Contractor will, as necessary, immediately cease performance of any Work in the area affected and immediately will report the condition to Owner. Contractor will not thereafter resume performance of the Work in the affected area except with the prior written permission of Owner. If Owner instructs Contractor to resume performance of the Work, and to the extent that the Parties agree in writing on Contractor’s course of subsequent actions (consistent with Applicable Law) in connection with such Hazardous Substance in order to allow continued performance of the Work, then Contractor will proceed with the Work in the affected area subject to Article 11 where applicable.

2.3.3 Contractor shall, in performing the Work, control fugitive dust, storm water runoff and noise and otherwise act in a manner so as to limit all impacts of the Work off of the Facility Site in compliance with Applicable Laws.

2.4 Coordination With Regulators. Contractor shall cooperate with Owner’s reasonable requests in connection with its dealings with federal, state and local governmental agencies in regards to the Work, any Applicable Permits as may be required to complete the Work and any approvals from any state utility regulatory commission (including in connection with proceedings dealing with Owner’s rate or cost recovery applications), the Federal Energy Regulatory Commission or others that Owner determines are necessary.

2.5 Books and Records. Contractor shall maintain fiscal records and books of account pertaining to the Project in accordance with U.S. generally accepted accounting principles consistently applied and Applicable Laws.

2.6 Standards of Performance. Contractor shall be responsible for construction means, methods, techniques, standards, sequences, procedures and safety and security programs in connection with the performance of the Work. Contractor shall perform the Work (a) in accordance with the Contract Documents (b) in a professional, prudent, cost-effective, good and workmanlike manner, and (c) in accordance with Applicable Laws, Applicable Permits, and Prudent Electric Power Industry Practices, including applicable engineering, environmental, construction, safety, and electrical generation codes and standards as required under or listed in the Scope of Work or as otherwise may apply as such codes and standards exist on the Commencement Date In the case of issues that may materially impact the Work, Contractor shall act with reasonable diligence (but except as otherwise provided in the Contract not including any obligation to engage in formal dispute resolution processes) to achieve satisfactory resolution of such issues.

2.7 Title.

2.7.1 Title to all materials, supplies, equipment and machinery used in connection with the Work and which become a permanent part of the Facility shall vest in Owner upon the earlier of (a) the installation of such materials, supplies, equipment or machinery into the Facility Site, or (b) full payment therefore by Owner pursuant to Article 6. Title to water, soil, rock, gravel, sand, minerals, timber and any other resources developed or obtained in the excavation or the performance by Contractor of the Work and the right to use said items or dispose of the same is hereby expressly vested in and reserved by Owner. Notwithstanding the foregoing, title to Owner Furnished Equipment shall at all times remain with Owner.

2.7.2 Contractor shall retain title in its non-Project specific standard drawing details, designs, specifications, databases, computer software and any other proprietary property as identified as such and agreed to by Owner at the time of use by Contractor; provided, however, that Owner shall at all times (including after any termination of this Contract), have the right to retain copies thereof and is hereby granted a perpetual, irrevocable license to use such drawings, designs, specifications, databases, computer software and any other information of Contractor related to the Project and the Facility at no additional cost, fee or royalty to Owner. Owner’s use of any such documents or information for any purpose other than as set forth in this Contract, or modification to such documents by anyone other than Contractor, shall be at the Owner’s sole risk and without liability or legal exposure to Contractor. Title to all drawings, designs, details, models, specifications, reports, plans, databases, computer software and other documents produced by Contractor in connection with the Work shall vest in Owner upon payment pursuant to Article 6. All work product of Contractor, its agents and employees and each Subcontractor performed pursuant to this Contract (collectively, the “Work Product”) shall be deemed, to the greatest extent possible, “works made for hire” (as defined in the Copyright Act, as amended 17 U.S.C.A. § 101 et seq.). Contractor agrees to execute and deliver and cause its employees and agents and all Subcontractors to execute and deliver to Owner any transfers, assignments, documents or other instrument which Owner may deem necessary or appropriate to vest complete title and ownership of any or all Work Product, and all rights therein, in Owner. Notwithstanding the foregoing, Contractor shall have the right to use the Work Product, including business methods and technical methods and processes used and developed in the course of the Work, in its general business practices and operations as long as Contractor maintains such Work Product in strict confidence and does not reveal such Work Product to any third party without the written consent of Owner.

2.8 Facility Site Conditions. Contractor has inspected the Facility Site prior to execution of the Contract and Contractor has based the Target Price on such inspection. In addition, Contractor conducted a geotechnical investigation prior to execution of the Contract based on the proposed layout of major equipment as of the date of this Contract, and the Target Price takes into account the results of such investigation.

2.9 Nature of the Work. In setting the Target Price and performing the Work, Contractor shall be responsible for having taken steps reasonably necessary to understand the nature of the Work, the general local physical, topographic and weather conditions which are anticipated to affect the Work and the costs thereof. With respect to any known pre-existing structures set out in Appendix Q with which the Work may interface or within which the Work or any portion thereof may be integrated, Contractor shall be responsible for having taken reasonable steps to fully understand the structural limitations, soundness and construction makeup of such structures. Failure by Contractor to fully acquaint itself with such conditions which may affect the Work shall not relieve Contractor of its responsibilities under this Contract.

2.10 Subcontractors.

2.10.1 Acceptable Subcontractors. Unless a Subcontractor is already listed on the Approved Bidders List in Appendix N, Owner shall have the right to approve (such approval not to be unreasonably withheld or delayed) each Subcontractor from whom Contractor or any Contractor’s Personnel proposes to solicit bids or otherwise engage in connection with the Work for any aggregate value in excess of [ * * * ]* or which is associated with a critical plant component, as identified by Owner to Contractor from time to time, such identification to be made in advance of Contractor’s solicitation for bids. Once approved by Owner, such Subcontractor shall be considered added to the Approved Bidders List for the specific classes of goods or services for which such Subcontractor is added to the Approved Bidders List. Contractor shall select each Subcontractor from among those pre-approved by Owner. Any successor or replacement of any such Subcontractor shall be subject to Owner’s prior written approval, unless such successor or replacement is already on the Approved Bidders List for the specific classes of goods or services for which such Subcontractor is added to the Approved Bidders List. All other vendors, suppliers, materialmen, consultants or subcontractors may be selected by Contractor following reasonable advance written notification to Owner. Contractor shall provide to Owner such information concerning each Subcontractor as Owner may request. Owner shall have the right to rescind its approval of any Subcontractor for cause by notice to Contractor with respect to contracts with the specific Subcontractor not executed prior to the date on which Owner provides such notice of rescission.

2.10.2 Supervise. Contractor shall be solely responsible for and have exclusive control over each Subcontractor, labor, construction means, material suppliers, methods, techniques, sequences and procedures and for supervising and directing all portions of the Work. Contractor shall be fully responsible for any part of the Work accomplished by any Subcontractor and for the actions or inactions of each Subcontractor, including Persons either directly or indirectly employed by it. Contractor shall be solely responsible for dealing with, coordinating and handling any communications, negotiations and dispute resolutions concerning each Subcontractor and the Work.

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2.10.3 No Privity with Owner. Owner shall not be deemed by virtue of this Contract or otherwise to have any contractual obligation to or relationship with any Subcontractor. Contractor shall include a clause to this effect in each Subcontract with each Subcontractor. Contractor shall be solely responsible for paying each Subcontractor for services, equipment, material or supplies in connection with the Work and the Facility without prejudice to Owner’s payment obligations to Contractor pursuant to Section 6.4.

2.10.4 Purchase Orders and Subcontracts. Consistent with the provisions of Section 2.10.5, Contractor shall use the Procurement Documents in connection with the Work. Owner shall have the right to review and approve the Procurement Documents and Subcontracts valued in excess of $[ * * * ]* or which are associated with a critical plant component, as identified by Owner to Contractor from time to time, such approval not to be unreasonably withheld or delayed. Contractor and Owner shall meet and attempt to develop a framework of material terms and conditions. If such terms and conditions are included in any Procurement Document or Subcontract substantially in the form attached as Appendix S, such document shall not be subject to further approval by Owner; provided, however, that in each event Owner shall have the right to review and approve risk mitigation measures (including without limitation liquidated damages schedules) in each Subcontract or Procurement Document in excess of $[ * * * ]*. If Owner has not expressly approved or rejected the terms of a specific Procurement Document or Subcontract within [ * * * ]* Business Days after delivery of such document by Contractor, then that Procurement Document or Subcontract shall be deemed approved as submitted. Contractor will provide Owner with copies of all Subcontracts and the Procurement Documents relating to the Facility.

2.10.5 Subcontractor Warranties. Contractor will procure from each Subcontractor sufficient warranties consistent with Article 10 with respect to any portion of the Work provided by such Subcontractor for a period of no less than twelve (12) months after Substantial Completion of Phase 1 and Phase 2, as applicable, and for a further twelve (12) months after any warranty repair with respect to the subject of the repair; provided that Contractor shall not be required to procure any Subcontractor warranty with a total warranty period longer than 24 months from Substantial Completion for Phase 1 and Phase 2, as applicable. Contractor will obtain and maintain all such warranties in full force and effect until assignment to Owner upon Substantial Completion. Upon Substantial Completion of Phase 1 and Phase 2, as applicable, or upon the earlier termination of this Contract under Article 14, Contractor will assign its rights under all such Subcontractor warranties to Owner; provided, however, that Contractor shall in all cases be responsible to perform all Subcontractor warranties to the extent a Subcontractor is an Affiliate of Contractor to the extent that such Subcontractor fails to do so; and further provided that thereafter, Contractor’s sole obligation shall be to assist Owner in enforcing any such warranties. Contractor shall not waive or otherwise impair the obligation of any Subcontractor to perform the Subcontractor warranties to be delivered pursuant to the Contract, whether in connection with any dispute resolution process or otherwise.

2.10.6 Assignment of Subcontracts. Each Subcontract shall provide that, upon written notification to the Subcontractor by Owner that (a) this Contract has been terminated, (b) Contractor’s right to proceed with the Work has been terminated, or (c) Owner otherwise is assuming Contractor’s rights under such Subcontract, then such Subcontractor shall continue to perform its responsibilities under such Subcontract for the benefit of Owner and shall recognize Owner as being vested with all the rights and responsibilities of Contractor under such Subcontract. Notwithstanding the foregoing, it is specifically understood and agreed (and each Subcontract shall acknowledge) that no Subcontractor shall have any right to look to Owner for the performance of Contractor’s obligations (including as to payment) under any Subcontract prior to the date that Owner provides the aforementioned written notice to such Subcontractor.

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2.10.7 Subcontractor Insurance. In each Subcontract, Contractor shall require each Subcontractor to obtain, maintain and keep in force throughout the time during which it is engaged by Contractor such insurance coverage as is set forth in Appendix F.

2.11 Cooperation. Contractor shall fully cooperate and coordinate with Owner in all aspects of Contractor’s performance of the Work in a manner that will ensure that the Work is performed in accordance with the Contract Documents.

2.12 Contractor Responsibilities with Respect to Owner Furnished Equipment. Contractor shall provide Owner the following services with respect to Owner Furnished Equipment:

2.12.1 Engineering and procurement services as Owner’s engineer;

2.12.2 Construction management services with respect to erection and installation of the ACC and the Switchyard;

2.12.3 Construction, installation and commissioning of the Gas Turbines, the Steam Turbine, the HRSGs, the GSUs, and the Unit Aux Transformers; all as more fully described in Appendix Q, in all cases consistent with the provisions of Section 3.2.

2.13 Permits. Contractor will secure and maintain all Applicable Permits which are designated in Appendix H as Contractor’s responsibility and other Permits which are required by Applicable Laws to be obtained by Contractor or which are typically to be provided by contractors for the design and construction of projects similar to the Project.

2.14 Coordination of Work. Following Substantial Completion of Phase 1 Contractor shall continue to perform the Work necessary to achieve Substantial Completion of Phase 2 and Final Completion of the Project in a manner reasonably designed to minimize disruptions with Owner’s operation of Phase 1. Contractor shall, in addition to its periodic reports delivered to Owner hereunder, notify Owner by reasonable notice, and in no case less than 48 hours, in advance of performing any portion of the Work that will require the shutdown of all or any portion of Phase 1 or involves activities that create a substantial risk of causing an unplanned shutdown of all or any portion of Phase 1.

ARTICLE 3

Owner’s Obligations

3.1 Facility Real Estate Rights and Access to Facility Site. Owner will secure and maintain at its own expense all Real Estate Rights. Owner will furnish to Contractor full and unimpeded access to the Facility Site as necessary in support of the Approved project Schedule for Contractor to perform the Work. Contractor shall perform the Work consistent with such Real Estate Rights to the extent Owner makes the Real Estate Rights known to Contractor and shall cooperate with Owner’s reasonable requests in connection with Owner’s dealings in regards to the Real Estate Rights.

3.2 Owner Furnished Equipment.

3.2.1 Owner will cause the Owner Furnished Equipment to be procured (and in the case of the ACC and the Switchyard, to be furnished and erected, subject and without prejudice to Section 2.12) and delivered into Contractor’s custody and control in accordance with Appendix Q and the delivery schedule to be set forth in the Approved Project Schedule.

3.2.2 Ownership of and responsibility to correct or repair the Owner Furnished Equipment shall remain with Owner except to the extent that the need for any correction or repair is demonstrated to be due to the negligence or breach of contract of Contractor in which case Contractor shall correct or repair such Owner Furnished Equipment as a Direct Cost, but only to the extent that such costs of repair or correction would otherwise qualify as a Direct Cost pursuant to the provisions of the Contract.

3.2.3 Owner will provide or cause to be provided to Contractor, copies of the Owner Furnished Equipment Documents (redacted as appropriate), together with any other related information and documentation all to the extent only that they are: (i) reasonably necessary for the purpose of Contractor performing the Work or (ii) reasonably required to support the Approved Project Schedule (to the extent Contractor has given appropriate notice to Owner of both the documents and information required and a time schedule within which it is needed).

3.2.4 Owner shall provide at Owner’s cost, the appropriate and adequate technical advisors to support Contractor during the installation, storage, start-up and testing of the Owner Furnished Equipment, as reasonably required. Such advisors shall be responsible to verify to Owner and to the Owner Furnished Equipment suppliers that such activities are properly performed in accordance with the requirements of the Owner Furnished Equipment Suppliers; provided, that such verification does not relieve Contractor of its performance obligations under this Contract.

3.2.5 The Target Cost specifically excludes the purchase price and related procurement expenses of the Owner Furnished Equipment, including expediting and off-site inspection services related thereto, but for the avoidance of doubt specifically includes the costs of those activities and obligations to be performed by Contractor pursuant to Section 2.12.

3.2.6 Notwithstanding anything to the contrary in this Contract (but without limiting Contractor’s obligations under Section 2.12 with respect to the Work), Owner shall be responsible for the performance of Owner Furnished Equipment, without Contractor incurring any liability in connection therewith, except to the extent that any deficiencies in performance arise from Contractor’s negligence or breach of this Contract.

3.2.7 Without prejudice to the obligations of Contractor with respect to the integration of Owner Furnished Equipment, Owner shall, with respect to any issues involving the Owner Furnished Equipment reasonably raised by Contractor that materially impact the Work, act with respect to the providers thereof in a manner consistent with Prudent Electric Power Industry Practice, including using reasonably diligence, not including any obligation to engage in formal dispute resolution processes, to obtain a satisfactory resolution of such issues

3.3 Permits. Owner will secure and maintain at its own expense all Applicable Permits which are designated in Appendix H as Owner’s responsibility and other Permits which are not required by Applicable Laws to be obtained by Contractor or which are typically to be provided by owners or developers, including but not limited to permits necessary for the ownership and operation of the Project.

3.4 Start-up Personnel. Owner, at its cost, will provide a sufficient number of qualified operating and maintenance personnel and technicians, consistent with Contractor’s reasonable requirements as specified in writing by Contractor, to be trained by Contractor and to assist Contractor by performing normal operating and maintenance duties in connection with the start-up of Phase 1 and Phase 2, as applicable, and the performance of the Commissioning Tests and the Completion Tests. Contractor shall be responsible for the direction and supervision of Owner’s operating and maintenance personnel and technicians during the start-up and testing of Phase 1 and Phase 2, as applicable, consistent with any applicable collective bargaining agreements and Facility Site rules and this Contract. Owner shall be responsible for the training on all Owner Furnished Equipment; provided that Contractor shall be responsible for training Owner’s personnel in operation of Phase 1 and Phase 2, as applicable, reflecting the integration of the Owner Furnished Equipment into the Facility. Owner shall provide the qualified individuals to work under the Contractor’s management direction within its start-up organization through Substantial Completion.

3.5 Start-Up and Testing Fuel Supply. Owner shall provide Fuel for the Facility in the quality as specified in Appendix C and quantity required for construction, startup and testing in support of the Approved Project Schedule. Such Fuel will be utilized by Contractor to perform start-up and testing of Phase 1 and Phase 2, as applicable, in accordance with the Contract Documents.

3.6 Other. Owner shall provide or cause to be provided at times consistent with the Approved Project Schedule at no cost to Contractor all raw water to the relevant Interface Points described in Appendix O, telephone connections up to a single delivery point at the boundary of the Facility Site, back-feed power and other power needs for construction (at 480 Volt and 1,000 kW minimum) start-up and testing delivered to the Owner side of the relevant Interface Point in Appendix O (but not including any obligation to provide mobile or temporary generation facilities on the Contractor side of the relevant Interface Point described in Appendix O), and Owner shall be responsible for all gas lines, power lines and other utilities from and beyond the Owner side of the relevant Interface Points described in Appendix O.

In addition, Owner shall be responsible for providing space for a lay-down area, temporary facilities and a parking area within the boundaries of the Facility Site as further identified in Appendix Q, and the preliminary design work necessary for applying for permits for the Facility evaporation pond, as delivered to Contractor on or about December 19, 2003.

ARTICLE 4

Schedule

4.1 Schedule. Contractor and Owner will perform their respective responsibilities related to the Work in accordance with the Approved Project Schedule, as it may be adjusted in accordance with Article 11, and Owner shall cause each Owner Critical Schedule Milestone and Contractor shall cause each Contractor Critical Schedule Milestone, as applicable, to be achieved on or prior to the applicable Critical Schedule Milestone date, as those dates may be adjusted in accordance with Article 11.

4.2 Alterations to Schedule. Contractor shall not, without the prior written consent of Owner pursuant to Article 11, make any alteration to the Contractor Critical Schedule Milestones. However, Contractor shall have the flexibility to re-sequence its construction and other activities as it sees fit provided that it does not adversely impact the Guaranteed Substantial Completion Dates, the Owner Critical Schedule Milestones or the Target Price.

4.3 Revision of Schedule. Contractor shall notify Owner as soon as possible of any circumstances of which it becomes aware that might result in the Contractor Critical Schedule Milestones on the Approved Project Schedule not being met. If, as a result of Contractor’s notice or otherwise, Owner determines that Contractor Critical Schedule Milestones will not be achieved per the Approved Project Schedule, then Owner may, in its sole discretion, and without prejudice to any other rights of Owner hereunder: (i) change the Approved Project Schedule to provide for later completion of such Contractor Critical Schedule Milestones; or (ii) order Contractor to provide a schedule recovery plan to show how the impact on the Guaranteed Substantial Completion Dates can be mitigated. In the latter case, Contractor shall proceed with diligence to implement such recovery plan. For the avoidance of doubt, any entitlement to changes to the Substantial Completion Date and the Target Price shall be exclusively as set out in Article 11.

Without prejudice to the foregoing, if the progress of the Work is not proceeding in accordance with the Contract Documents or the Approved Project Schedule, Owner will be entitled to make recommendations to Contractor for the purpose of remedying such deficiencies, which recommendations shall be incorporated within Contractor’s recovery plan. Contractor shall use commercially reasonable efforts to maintain and, if necessary, restore compliance with the Approved Project Schedule and to meet the Contractor Critical Schedule Milestones, subject to this Section 4.3.

ARTICLE 5

Inspection and Approval

5.1 Owner’s Right to Attend Contractor Inspections. Contractor will notify Owner of any testing to or inspections of the Work or any portion thereof which are specifically identified in Appendix Q, including the Commissioning Tests and the Completion Tests (a) three (3) days in advance of such testing or inspection, for any testing or inspection outside the Facility Site, and (b) forty-eight (48) hours in advance of such testing or inspection for any testing or inspection at the Facility Site. Owner will have the option of being present at the inspections and testing on or off the Facility Site specifically identified in Appendix Q. Owner’s presence or non-presence at any testing or inspection shall not be deemed a waiver of any of Contractor’s obligations under this Contract or be construed as an approval or acceptance of the Work or any portion thereof.

5.2 Inspection and Re-Performance. Owner will have the right to access and inspect the Work wherever located and at any stage of completion. Owner may reject any Work that does not comply with the Contract Documents. If Owner’s inspection or any other information reveals such non-compliance or any other defects in any portion of Work, then Contractor will promptly correct such defective Work. If Contractor fails to initiate correction of the defective Work within fourteen (14) days of its discovery, Owner may, upon seven (7) days’

written notice, correct such defective Work. Owner’s correction of such defective Work will not relieve Contractor of its obligations under this Contract. The incremental costs and expenses related to such actions of Owner will be deducted from any sums due to Contractor under this Contract and shall be deducted from the Target Price.

Without prejudice to the foregoing, if the quality of the Work is not in accordance with the Contract Documents, Owner will be entitled to make recommendations to Contractor for the purpose of remedying such deficiencies.

5.2.1 Cover. Contractor shall not cover any portion of the Work required to be inspected by Owner without providing Owner with notice of covering at least twenty-four (24) hours before such portion of the Work is to be covered. If any portion of the Work should be covered without Contractor first providing such notice, it must, if required in writing by the Owner, at Contractor’s expense and not as a Direct Cost, be uncovered for observation and shall be recovered. If Owner does not perform its inspection within two (2) Business Days after Contractor provided the notice of inspection, Owner shall waive its right of inspection and Contractor may proceed to cover the Work.

5.3 Owner Approval. Owner shall have the right to review and approve those Design Development Documents and Construction Documents identified in Appendix Q, together with such other documents as Owner may reasonably specify from time to time. Before any Work as required or inferred from any Design Development Document or Construction Documents is commenced, Contractor will submit such Design Development Document or Construction Document to Owner for review. Owner shall review and respond within five (5) Business Days of receipt of such Design Development Document or Construction Document. Contractor may proceed with the Work prior to the completion of review by Owner if Contractor is certain that it is necessary to do so to meet the Schedule. If Owner does not respond within the five (5) Business Days, Contractor shall proceed as though the Owner has no comments; provided, however, that review or failure to review any Design Development Document or Construction Document by Owner shall not constitute an admission or agreement by Owner that the Work to be provided or performed in accordance with such Design Development Document or Construction Document is approved or is in conformance with the representations, covenants and warranties of Contractor under this Contract. Whether or not specified in this Contract, review, approval or acceptance by Owner or its designee, of all or any part of the Work, including drawings shall not relieve Contractor from any obligation under the Contract. Such review shall not be deemed a waiver by Owner of any claim arising from a Contractor Event of Default or nonperformance of the Work or any other obligation of Contractor hereunder. It is the sole responsibility of Contractor to properly complete the Work and to provide proper drawings.

ARTICLE 6

Target Price and Payment

6.1 Target Price. Contractor shall use its reasonable best efforts to achieve Final Completion of the Project for an amount at or below the Target Price. The Target Price shall consist of the Target Cost plus the Contingency. Except as otherwise provided herein, Owner shall pay Contractor: (i) the Direct Costs incurred by Contractor in the performance of the Work; (ii) the Fee; and (iii) such other payments as described in the Contract.

6.2 Direct Costs.

6.2.1 Subject to Section 6.2.2, Direct Costs shall mean those costs incurred by Contractor in the performance of the Work (including such mark-ups and/or multipliers as the parties have agreed are applicable thereto, as solely and exclusively set out in Appendix E; but provided always (a) that nothing in this Contract shall require nor permit the charging or payment of a multiplier or markup upon a sum that has already been subject to multiplication or markup, and (b) such multipliers and markups shall be fixed for the period of the Contract and not subject to increase or reduction by virtue of Changes, Change Orders or otherwise) consisting of:

(i)	the cost of labor, material and services for the design, engineering, procurement, construction and commissioning of the Project (including engineering, fabrication, services and erection),
(ii)	Project management, planning/scheduling,
(iii)	Project controls
(iv)	supervision,
(v)	charges for engineering and field non-manual personnel,
(vi)	construction supervision personnel,
(vii)	agency personnel,
(viii)	craft payroll,
(ix)	labor attraction premiums,
(x)	Subcontract costs,
(xi)	material and equipment costs,
(xii)	equipment rental costs (if equipment is owned by Contractor, then fair market value),
(xiii)	vendor representatives costs,
(xiv)	start-up spare parts, first fills, consumables,
(xv)	start-up and testing material and services,
(xvi)	training,
(xvii)

insurance premiums and associated deductibles for those insurances placed pursuant to this Contract as set out in Exhibit F, except, with respect to deductibles, to the extent that the relevant damage or loss was attributable to [ * * * ] * or [ * * * ]*, including without limitation damage and losses referenced in Section 3.2.2; provided, however, that to the extent the relevant deductible is in excess of $[ * * * ]*, the amount in excess of $[ * * * ]* shall be allowable as a Direct Cost to the extent that the relevant damage or loss was attributable to [ * * * ]*,

(xviii)

legal fees (including fees of claims consultants) reasonably and properly incurred with prior written consent of Owner, such consent not to be unreasonably withheld or delayed for the purpose of enforcing obligations of Subcontractors, insurers or third parties in connection with the Project, but specifically excluding legal fees associated with the negotiations or any dispute resolution between Owner and Contractor; provided, however, that if Contractor incurs any such fees without Owner’s prior written consent, then such fees shall remain Direct Costs to the extent that [ * * * ]* has not been exceeded,

(xix)	acceleration costs, subject to Section 6.2.2,
(xx)	repair costs during construction, subject to Section 6.2.2,
(xxi)	costs of Permits,
(xxii)

third-party costs or fees for incremental or extended warranties obtained at the request of or with the written consent of Owner to the extent only that such costs or fees were not otherwise reimbursable under another provision of this Contract,

(xxiii)	freight and transportation costs,

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(xxiv)	import duties and fees,
(xxv)

bond and other security premiums or issuance costs (including the Performance Security, not to exceed [ * * * ]* % per annum), in no event to include any reimbursement with respect to draws on the principal amounts of such bond or Performance Security,

(xxvi)	third-party license fees,
(xxvii)	third-party technology fees,
(xxviii)	currency fluctuation hedging costs, and
(xxix)	quality assurance inspection and testing costs,

together with any costs of the same or a broadly similar nature; provided, in each and every case with respect to all of the foregoing that all such costs shall be Direct Costs only to the extent that such costs are reasonably necessarily and properly incurred in furtherance of the Project.

6.2.2 Notwithstanding Section 6.2.1, Direct Costs shall not include the following costs incurred by Contractor in the performance of the Work, which shall not be allowed for recovery by Contractor:

(i)	Late Substantial Completion LDs and Performance LDs;
(ii)

costs incurred for repeating, repairing, rectifying or remediating any part of the Work, to the extent that the Contractor was entitled to have such repeat, repair, rectification or remediation conducted or performed without charge (or is reimbursed for the cost thereof) by or on behalf of a Subcontractor, except to the extent that, having used commercially reasonable efforts Contractor fails to recover such costs from such Subcontractor, in which case to the extent of such non-recovery only, that amount will, unless disallowed by virtue of another provision of the Contract, be deemed to constitute Direct Costs payable by Owner; provided, however, in each case that such costs are reimbursed to Contractor by Owner as Direct Costs (a) Contractor shall not waive or compromise in any manner any rights that Contractor may have against such Subcontractor with regard to the particular matter, (b) Contractor shall assign to Owner all such rights Contractor may have against such Subcontractor, and (c) if and to the extent that Contractor at any time recovers from such Subcontractor any amounts in regard to such matter, Subcontractor shall hold in trust for the benefit of Owner such sum(s), shall promptly notify Owner of the recovery and amount of such sums, and upon Owner’s request shall transfer to Owner’s account such sum(s);

(iii)	costs greater than $[ * * * ]* incurred for repeating, repairing, rectifying or remediating any part of the Work that has been repeated, repaired, rectified or re-performed on a previous occasion;
(iv)

costs incurred for repeating, repairing, rectifying or remediating any part of the Work to the extent and provided (a) that the cost in question is more than $[ * * * ]* with respect to each such instance, and (b) that no such costs will be disallowed until the aggregate of such costs exceeds $[ * * * ],* in which event such costs up to $[ * * * ]* shall be Direct Costs and the excess (including costs below $[ * * * ],* but in each case subject to clause (c)) shall be disallowed and (c) no such cost shall be disallowed with respect to any such Work if and to the extent that the value cost or liability thereof is less than $[ * * * ]*. For the avoidance of doubt, when determining whether each or any of the thresholds in this subparagraph (iv) have been exceeded, the cost in question shall be considered in isolation without regard to other costs or expenses that are otherwise reimbursable pursuant to this Contract and without aggregation with any other unconnected cost;

(v)

any damage to or destruction of the Facility or other real or personal property to the extent covered by insurance (including Subcontractors’ insurance) or recovered by Contractor or any Subcontractor from any third party;

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(vi)	any costs that would be included as Direct Costs, to the extent they are attributable to Contractor’s Personnel’s gross negligence or willful misconduct;
(vii)

costs of acceleration of the Work, to the extent that the Contractor was entitled to have such costs or recovery measures performed or reimbursed (by way of receipt of liquidated damages or otherwise) without actual cost to Contractor by or on behalf of a Subcontractor; except to the extent that, having used commercially reasonable efforts Contractor fails to recover such costs from such Subcontractor, in which case to the extent of such non-recovery only, that amount will, unless disallowed by virtue of another provision of the Contract, be deemed to constitute Direct Costs payable by Owner; provided, however, in each case that such costs are reimbursed to Contractor by Owner as Direct Costs (a) Contractor shall not waive or compromise in any manner any rights that Contractor may have against such Subcontractor with regard to the particular matter, (b) Contractor shall assign to Owner all such rights Contractor may have against such Subcontractor, and (c) if and to the extent that Contractor at any time recovers from such Subcontractor any amounts in regard to such matter, Subcontractor shall hold in trust for the benefit of Owner such sum(s), shall promptly notify Owner of the recover and amount of such sums, and upon Owner’s request shall transfer to Owner’s account such sum(s);

(viii)

to the extent that any discounts, benefits or savings arose directly or indirectly by virtue of a Subcontract (including with any affiliate of Contractor) and did not inure to the benefit of the Owner, then such savings shall be quantified and the amount in question treated as constituting a disallowable cost;

(ix)	costs incurred by Contractor to the extent that they could have been avoided by virtue of prudent foreign exchange and currency management, including without limitation currency hedges;
(x)	any legal fees incurred in a manner inconsistent or incompatible with the provisions of Section 6.2.1(xviii);
(xi)

any exceptional incentive, bonus or similar payment (including without limitation unusual increases in salary or other benefits not made available generally to Contractor’s Personnel) made to Contractor’s Personnel which is outside the ordinary course of the business of Contractor, save to the extent that it was incurred by Contractor with Owner’s prior consent;

(xii)

without prejudice to subsection (vi) above, any other cost to the extent that Contractor is entitled to effect a recovery or an indemnity from all or any of the Contractor’s insurances (including Subcontractors’ insurances) either required to be procured by Contractor in accordance with this Contract or with respect to which the cost to the Contractor of obtaining or maintaining such insurance was contributed to by Owner by reason of the overhead charges payable hereunder or recovered by Contractor except to the extent that, having used commercially reasonable efforts Contractor fails to recover such costs from such insurance, in which case to the extent of such non-recovery only, that amount will, unless disallowed by virtue of another provision of the Contract, be deemed to constitute Direct Costs payable by Owner; provided, however, in each case that such costs are reimbursed to Contractor by Owner as Direct Costs (a) Contractor shall not waive or compromise in any manner any rights that Contractor may have against such Subcontractor with regard to the particular matter, (b) Contractor shall assign to Owner all such rights Contractor may have against such Subcontractor, and (c) if and to the extent that Contractor at any time recovers from such Subcontractor any amounts in regard to such matter, Subcontractor shall hold in trust for the benefit of Owner such sum(s), shall promptly notify Owner of the recover and amount of such sums, and upon Owner’s request shall transfer to Owner’s account such sum(s);

(xiii)	any penalties, fines or other impositions against Contractor (including without limitation late payment fees with respect to any import duties or any other taxes);

(xiv)	costs of repeat efforts to demonstrate Substantial Completion as described in Section 7.4 to the extent only that such costs of repeat tests are shown to be due to Contractor’s fault;
(xv)	costs incurred to satisfy Contractor’s Warranty obligations as described in Section 10;
(xvi)	any Direct Cost that is subject to double or over recovery by Contractor (including any of the three categories of labor costs) to the extent of the amount of double or over recovery;
(xvii)

costs incurred to perform or to ensure that Subcontractors perform each Subcontractor affiliate warranty to the extent any Subcontractor fails to do so as described in Section 2.10.5, provided always that this disallowance shall not extend to those legal costs that are incurred in accordance with Section 6.2.1; and

(xviii)

costs incurred to indemnify any Owner Indemnitees with respect to all of those matters subject to indemnity, including by not limited to indemnities for personal injury and third party property damage, all as described in Section 13.

6.3 Total Payments. The payment structure of this Contract is designed to encourage Contractor to perform the Work at or below the Target Price. At the same time, the payment structure is designed so that Contractor bears a proportion of any costs if the Project is not completed at or below the Target Price. In that regard:

6.3.1 If the Actual Cost is greater than Target Price, the amount of the excess (the “Excess”) shall be borne in accordance with the following (the aggregate of Contractor’s share of such Excess is defined herein as the “Contractor’s Excess Cost Liability”):

Amount of Excess	Contractor Share	Owner Share

Up to and including $[* * *]*	[ * * * ]*%	[ * * * ]*%
Greater than $[ * * * ]*, and up to and including $[ * * * ]*	[ * * * ]*%	[ * * * ]*%
All amounts in excess of $[ * * * ]*	[ * * * ]*%	[ * * * ]*%

6.3.2 If the Actual Cost is less than Target Price, the amount by which the Target Price exceeds the Actual Cost (the “Savings”) shall be divided between Contractor and Owner in accordance with the following:

Amount of Savings	Contractor Share	Owner Share

Up to and including $[* * *]*	[ * * * ]*%	[ * * * ]*%
Greater than $[ * * * ]	[ * * * ]*%	[ * * * ]*%

6.4 Monthly Direct Cost Payments.

6.4.1 Payment Schedule. The Payment Schedule included in Appendix E sets forth Contractor’s best estimate of the schedule on which Contractor will incur Direct Costs. As needed, Contractor will propose to Owner updates to the Payment Schedule in accordance with the procedures stated in Appendix E. Upon approval by Owner, the Payment Schedule shall be updated consistent with Owner’s approval to reflect Contractor’s then-current best estimate of the schedule on which Contractor will incur Direct Costs for the remainder of the Work.

6.4.2 Application for Monthly Payment. Contractor will submit to Owner an application for monthly payment of projected Direct Costs for the upcoming month in the form of an invoice (“Application for Monthly Payment”) and otherwise in accordance with the applicable provisions of this Section 6.4 and Appendix E.

6.4.3 Emergency Payments. In the event that Contractor’s actual payment requirement in any given month exceeds the funds paid to Contractor for the relevant period, then Contractor may notify Owner of the amount of the deficit between the projected and actual payment requirements, and Owner shall make commercially reasonable efforts to fund such excess requirement through the Payment Escrow Account.

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6.4.4 Payment for Direct Costs. Within fifteen (15) days after receipt of the Application for Monthly Payment, and to the extent approved by Owner, Owner shall pay or cause to be paid the amounts requested in the Application for Monthly Payment, less an amount equal to the existing balance at the time of deposit, into an escrow account (the “Payment Escrow Account”). As soon as practicable after the Commencement Date Owner shall make an initial deposit into the Payment Escrow Account in the amount estimated by Contractor to be incurred or committed during the first month, not to exceed $[ * * * ].* To the extent the amounts reflected in the Application for Monthly Payment become actually due and payable under the Contract, then Contractor may draw upon the Payment Escrow Account for such amounts. Owner shall have full and total control over the Payment Escrow Account except for the aforementioned right of Contractor to draw upon the Payment Escrow Account in connection with its performance of the Work. Owner shall receive all interest payments accruing on the Payment Escrow Account. Owner shall establish the Payment Escrow Account at U.S. National Bank and the Parties shall negotiate in good faith to enter into a joint escrow agreement with U.S. National Bank consistent with the terms of this Contract substantially in the form attached hereto as Exhibit P. In no event shall Contractor accelerate orders or payment terms with the intent and objective to unjustifiably cause the amount to be deposited in the Payment Escrow at any given point in time to be materially greater than those associated with the approved Project Schedule without corresponding benefits to the Project Schedule.

6.4.5 Audit. Solely at Owner’s cost, Owner or a third party designated by Owner may from time to time conduct audits of Contractor’s books and records supporting payment of Direct Costs (including Subcontracts and payments relating thereto). Contractor shall provide reasonable access to Contractor’s relevant personnel where appropriate for purposes of such audit. Nothing in this Section shall be deemed to create a right to modify the agreed-upon bases (including markups and multipliers, where applicable) for charging Direct Costs as set out in Appendix E.

6.4.6 Required Submittals. Each Application for Monthly Payment shall include the following in order to qualify for processing by Owner:

6.4.6.1 Forecast Monthly Payments. A complete breakdown of the sums expected to be paid (or incurred in the case of Contractor’s own costs) by Contractor in the succeeding month.

6.4.6.2 Lien Waivers. (a) A lien waiver and release applicable to Work with respect to which Contractor has already received payment, (b) a conditional lien waiver and release that is applicable to Work completed prior to the date of such Application for Monthly Payment with respect to which Contractor seeks payment in such Application for Monthly Payment, and (c) any other information, documentation or certification that Owner reasonably requests in connection with any liens or such waivers and releases. The foregoing lien waivers must be executed by Contractor and by each Subcontractor (including Contractor’s affiliates) whose aggregate Subcontract price is greater than $[ * * * ]* and whose services or supply are included in the Work referenced in clause (a) or (b) of this subsection 6.4.4.2.

6.4.6.3 Full Lien Release. The final Application for Monthly Payment must be accompanied by full lien releases and waivers executed by Contractor and by each Subcontractor and by any other information, documentation or certification that Owner reasonably requests in connection with any liens or such waivers and releases.

6.4.6.4 Reconciliation. Each Application for Monthly Payment shall include a reconciliation of prior amounts paid by Owner with Contractor’s actual payments for Direct Costs. In the event that Contractor has included in an Application for Monthly Payment an amount, which when aggregated with amounts for which Contractor has previously received payment, is greater than the Direct Costs estimated to be incurred for the Project in the aggregate, including for that month, then Contractor’s next monthly invoice shall be reduced by an amount equal to the difference.

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6.4.6.5 Monthly Progress Report. A detailed written statement setting out the progress of Work completed during the period from the last Monthly Progress Report including the following information, together with such other information that Contractor deems appropriate or that Owner may reasonably request from time to time:

•	Description of major Work performed during the reporting period
•	Description of Work scheduled but not performed during the period
•	Identification and evaluation of the impact of any problems or deficiencies
•	Detailed cost accounting report with summary with analysis
•	Updated project schedule with analysis and any recommendations to change the Approved Project Schedule
•	Updated problem/action item list with analysis of any impacts
•	Representative progress pictures

6.4.7 Form of Waivers and Releases. The lien waivers and releases required from Contractor and each Subcontractor under this Section 6 must be in the form and substance as set forth in Appendix L.

6.4.8 [Reserved]

6.4.9 [Reserved]

6.4.10 Application of Payments. Unless otherwise directed in writing by Owner, Contractor shall promptly apply amounts received in respect of each Application for Monthly Payment submitted to Owner to the payment of outstanding invoices and other amounts due in connection with the Work.

6.4.11 Withholding to Protect Owner from Loss. Owner may, without prejudice to any other rights Owner may have under the Contract, withhold the appropriate portion of any payment to Contractor to such extent as may be necessary to protect Owner from loss due to:

(i) claims filed against Owner or the Facility by third parties arising out of or in connection with Contractor’s performance of the Work or for which Contractor has an indemnity obligation to Owner under this Contract;

(ii) failure of Contractor to make undisputed payments due to a Subcontractor (other than at the written direction of Owner) for Work for which Contractor has already received payment and such failure has resulted in the Subcontractor filing a lien or other claim against Owner or the Facility Site;

(iii) liens or claims arising out of or in connection with the performance of the Work filed by a Subcontractor against the Facility (unless any such lien or claim is the result of non-payments by Owner or payments disputed by Contractor or payments withheld by Contractor at the written direction of Owner);

(iv) failure by Contractor to maintain the insurance required by this Contract;

(v) any overpayments (including those as a result of later determined Work not performed or miscalculations) made by Owner for any previous progress payment or period

(viii) Substantial Completion LDs or Performance LDs that are due Owner; provided that if Contractor and Owner disagree as to whether Substantial Completion LDs or Performance LDs are due or what the amounts of each may be, then the matter shall be submitted for Adjudication. The amount, if any, of such Substantial Completion LDs or Performance LDs determined to be payable by decision of the adjudicator shall be the amount permitted to be withheld by Owner, pending final decision pursuant to the dispute resolution mechanism under Article 17;

(ix) the amount by which any payment due under this Contract is in good faith disputed by Owner.

6.4.12 Lien Bonds. Notwithstanding Section 6.4.9, Owner shall release any payments withheld due to any such lien if Contractor obtains a lien bond or issues a letter of credit in the amount and with terms satisfactory to Owner.

6.4.13 Payment after Removal of Cause. When Contractor has remedied the cause for withholding any payment and has furnished evidence satisfactory to Owner of such remedy, Owner will make the payment so withheld to Contractor within fifteen (15) calendar days following Owner’s receipt of such evidence. If Contractor, after receipt of notice from Owner, fails or refuses to remedy the cause for withholding such payment within a reasonable period of time, then the Parties shall, without prejudice to any other rights Owner may have, address such claim in accordance with the procedures set forth in Article 17, but such action by Owner will not be or be considered to be a waiver of any default by Contractor under this Contract.

6.5 Fee. From time to time, Contractor may apply for a Milestone Fee Payment to the extent that Contractor can demonstrate to the reasonable satisfaction of Owner that Contractor is entitled to receive such in accordance with the Milestone Fee Payment Schedule. In that case, Owner shall pay to Contractor within fifteen (15) days of receipt of Contractor’s invoice the applicable Milestone Payment Fee for the Milestone which Contractor has completed.

6.5.1 Applications for Milestone Fee Payments. Applications for a Milestone Fee Payment shall be in the form of an invoice accompanied by documentation supporting the proper achievement of the relevant Milestones, as may reasonably be requested by Owner, and/or other documentation pertaining to claims for additional payment under the Contract.

6.6 Payment Not Acceptance. No reimbursement of Direct Costs or other payment to Contractor by Owner shall constitute an acceptance of any of the Work furnished by Contractor or shall relieve Contractor of any of its obligations or liabilities with respect thereto.

6.7 Taxes.

6.7.1 Contractor Taxes. Contractor shall be responsible for payment of all taxes, fees and contributions on or measured by Contractor’s income, and all taxes, fees and contributions on or measured by employee or other labor costs of Contractor or any Subcontractor, including without limitation all payroll or employment compensation tax, social security tax or similar taxes for Contractor’s or any Subcontractor employees (collectively, the “Contractor Taxes”). Notwithstanding the foregoing, Contractor shall not be liable for any real estate taxes, sales, use, gross receipts or ownership taxes for the Facility Site. All taxes other than Contractor Taxes shall be the responsibility of Owner, and shall be paid by Owner directly or reimbursed to Contractor outside of the Target Price.

6.7.2 Project Taxes. The Target Cost does not include any provisional or local property, license, privilege, sales, use, excise, value added, or other similar tax which may now or hereafter be imposed by the federal or any state government of the United States of America or any of their respective political subdivisions upon the sale, purchase or use by Contractor of materials, supplies, equipment or services or labor (other than employees of Contractor) for the Project (collectively, the “Project Taxes”). Contractor shall pay Project Taxes directly to the applicable governmental authorities imposing such. Owner shall reimburse Contractor outside of the Target Cost for any such Project Taxes paid by Contractor directly to the applicable governmental authorities within thirty (30) days after receipt of appropriate supporting documentation and an accompanying invoice. Contractor shall use reasonable efforts to efficiently manage its provision of the Work so as to minimize the incurrence of Project Taxes. Contractor will use prudence and diligence in the administration of Project Taxes to be paid by Contractor hereunder, and Contractor shall confirm with Owner in advance any discretionary action, election or omission permitted in connection with Project Taxes.

6.8 Reconciliation.

6.8.1 Final Accounting and Adjustment. After Final Completion of the Project (including Phase 1 and Phase 2), but no later than thirty (30) days after Contractor has submitted the Application for Monthly Payment covering the period through such Final Completion, together with all invoices not yet submitted for Work done through such Final Completion and lien waivers in respect thereto, and any other documents reasonably required by Owner, the Parties shall conduct a final accounting and reconciliation (in a manner consistent with Section 6.4.4) of the Actual Costs with the Target Price, taking into account the effect if any, of any Change Orders.

6.8.1.1 If, based on such accounting, Contractor is entitled to a payment by virtue of the application of Section 6.3, Owner shall pay Contractor such amounts.

6.8.1.2 If, based on such accounting, Owner is entitled to receive a payment from Contractor by virtue of the application of Section 6.3, Contractor shall pay Owner such amounts.

6.8.2 Reconciliation Payment. Any required payment due to either Party as a result of the final accounting and reconciliation pursuant to this Section 6.8 shall be made from the appropriate Party to the other within fifteen (15) days after the Parties agree on such reconciliation.

6.9 Late Payment / Non-Payment. Late payments shall bear interest at the rate published from time to time in the Wall Street Journal as the prime interest rate (the “Prime Rate”), plus [ * * * ]* %; provided, however, that the following criteria shall apply to all delayed payments:

6.9.1 No interest shall accrue with respect to any late payment unless and until Contractor has provided written notice to Owner that interest will accrue from the date of such notice.

6.9.2 A payment shall not be deemed nor treated as a late payment to the extent that Owner disputes in good faith the obligation to make payment or the amount of such payment and Owner notifies Contractor of the existence and reasons for such dispute. Owner shall, pending the resolution of such dispute, pay the undisputed amount of the requested payment.

6.9.3 If Owner disputes a payment request in whole or in part, the parties shall first attempt to resolve the dispute among commercial representatives. If the parties fail to reach agreement on all or any portion of the disputed payment within seven (7) Business Days of first discussing the issue, either party may submit the issue to Adjudication. Payment of any amounts determined to be due and owing pursuant to the Adjudication process shall be paid within five (5) Business Days of the Adjudication decision.

6.9.4 If in the course of Adjudication it is determined that the basis for withholding payment is frivolous, then the full amount wrongfully withheld shall bear interest from the date initially due at the Prime Rate, plus [ * * * ]* percent ([ * * * ]*%).

6.9.5 If following Adjudication of any disputed payment it is determined through the formal dispute resolution process pursuant to Article 17 that Owner over-paid for Work, then Contractor shall repay the amount of such over-charges, plus interest thereon at the Prime Rate, plus [ * * * ]* percent ([ * * * ]*%); and if it is determined that Contractor intentionally over-charged Owner, then such overcharges shall be repaid in an amount equal to the overcharge, plus interest thereon at the Prime Rate, plus [ * * * ]* percent ([ * * * ]*%).

6.9.6 For the avoidance of doubt, Contractor shall not be entitled to suspend or terminate its performance of the Work for non-payment pursuant to Section 14.9 unless and until (a) the sum is undisputed by Owner or (b) Contractor has exhausted the remedies set out in Sections 6.9.1-6.9.3 above and the adjudicator or trier of fact, as applicable, has determined that Owner is obligated to pay such sum; and in each case, (c) an officer of Contractor has provided not less than five (5) days’ written notice to the Owner’s Executive Representative of Contractor’s intent to suspend or terminate its performance pursuant to Section 14.9. Upon Contractor’s receipt from Owner of any amounts due and owing pursuant as provided in this Section 6.9.6, Contractor shall not suspend its performance of the Work or, if such performance has been suspended, shall promptly reinstate its performance of the Work.

ARTICLE 7

Completion, Acceptance and Liquidated Damages

7.1 Guaranteed Substantial Completion Dates. Except as otherwise stated in this Contract, Contractor guarantees that:

(i) Phase 1 will achieve Substantial Completion on or before [ * * * ]*; and

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(ii) Phase 2 will achieve Substantial Completion on or before [ * * * ]*, (the date required for Substantial Completion of Phase 1 or Phase 2, as applicable, being referred to as the “Guaranteed Substantial Completion Dates” as each such date may be modified from time to time by issuance of a Change Order).

7.2 Substantial Completion. Substantial Completion of Phase 1 or Phase 2, as applicable, will be achieved when each of the following conditions has been met:

7.2.1 Contractor has conducted the Completion Tests and the Project meets the Minimum Performance Levels for each of Phase 1 or Phase 2, as applicable, in accordance with Appendix D and Appendix G, respectively.

7.2.2 Contractor has delivered to Owner, in content and form reasonably satisfactory to Owner, (a) copies of all Subcontracts; (b) written assignments of the Subcontractor warranties, as required under Section 2.10.5; (c) a list of the names, addresses, and telephone numbers of the Subcontractors providing such warranties; (d) the lien releases and waivers as are required under Section 6.4.4.2 and 6.4.4.3;

7.2.3 Owner and Contractor have agreed upon the final Punch-List, as described in Section7.8;

7.2.4 Contractor has completed the Work except for any remaining items set forth in the approved Punch-List;

7.2.5 Contractor has provided Owner with the specialty tools required for the operation and maintenance of Phase 1 or Phase 2, as applicable.

7.2.6 Contractor has provided Owner with the documentation required for the operation and maintenance of Phase 1 or Phase 2, as applicable, as more fully described in Appendix Q;

7.2.7 Contractor has provided Owner with the training to be delivered under the Contract as required for the operation and maintenance of Phase 1 or Phase 2, as applicable.

7.3 Notice and Report of Substantial Completion. When Contractor believes that it has achieved Substantial Completion for Phase 1 or Phase 2, as applicable, Contractor shall deliver a written notice of such determination (“Notice of Substantial Completion”) to Owner for the applicable phase. The Notice of Substantial Completion shall contain a report in form reasonably acceptable to Owner and with sufficient detail to enable Owner to determine whether Substantial Completion of Phase 1 or Phase 2, as applicable, has been achieved.

7.4 Achievement of Substantial Completion. Upon receipt of the initial or any subsequent Notice of Substantial Completion, Owner shall use commercially reasonable efforts to inspect the Facility within five (5) Business Days and either: (a) deliver to Contractor a written certification stating that it has achieved Substantial Completion (the “Substantial Completion Certificate”); or (b) notify Contractor in writing that Substantial Completion has not been achieved and stating the reasons therefore; provided, however, that the issuance by Owner of the Substantial Completion Certificate shall not constitute a waiver by Owner of any warranty claims it may have.

7.4.1 If, following the initial or any subsequent Notice of Substantial Completion, Owner notifies Contractor that it has not achieved Substantial Completion, Contractor will promptly undertake such action or Work as necessary to achieve Substantial Completion and shall issue a subsequent Notice of Substantial Completion to Owner.

7.4.2 If, following the initial or any subsequent Notice of Substantial Completion, Owner certifies that Substantial Completion has been achieved then the date of Contractor’s most recent Notice of Substantial Completion, and not the date of Owner’s certification, shall be deemed the date that Substantial Completion was actually achieved.

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7.4.3 If, following the initial or any subsequent Notice of Substantial Completion, Owner has not delivered to Contractor a notice under Section 7.4(a) or (b) as the case may be within 2 Business Days of the Contractor having provided a further notice to Owner that Substantial Completion will be deemed to occur in the absence thereof, then the date of Contractor’s most recent Notice of Substantial Completion, and not the date of Owner’s certification, shall be deemed the date that Substantial Completion was actually achieved.

Subsequent to achievement of Substantial Completion for Phase 1, Owner shall grant Contractor reasonable adequate and timely access to the Phase 1 work to enable Contractor to perform the remainder of the Work within the Approved Project Schedule and the Target Price consistent with both Contractor’s need to access the Phase 1 work (to maintain the Phase 2 schedule) and Owner’s need to operate the Phase 1 work.

7.5A Late Substantial Completion Liquidated Damages. If Substantial Completion does not occur for Phase 1 or Phase 2, as applicable, on or before the Guaranteed Substantial Completion Date for Phase 1 or Phase 2, as applicable, having taken into account the effect of any Change Orders, and in the case of Phase 1 the manner prescribed in Appendix D-2, and provided always that such sum shall be subject to adjustment by reference to any subsequent extension of time with respect to which it is either agreed or determined that Contractor has an entitlement, then notwithstanding the provisions of Section 9.2, Contractor shall pay to Owner, not as a penalty, but as late Substantial Completion liquidated damages (the “Late Substantial Completion LDs”), in the amount of (i) $[ * * * ]* for each [ * * * ]* after the Guaranteed Substantial Completion Date for [ * * * ]* by which Contractor fails to achieve Substantial Completion for [ * * * ]* and (ii) $[ * * * ]* for each [ * * * ]* occurring more than [ * * * ]* after the Guaranteed Substantial Completion for [ * * * ]* by which Contractor fails to achieve Substantial Completion for [ * * * ]*. In no event shall the Late Substantial Completion LDs exceed [ * * * ]* percent ([ * * * ]*%) of the [ * * * ]* (the “Delay LD Cap”).

If Substantial Completion does not occur for Phase 1 or Phase 2, as applicable, and either (a) the Delay LD Cap has been reached, or (b) [ * * * ]* have passed from the Guaranteed Substantial Completion Date (after taking into account any Change Orders which extend the Guaranteed Completion Date), whichever is first, then Contractor shall, within [ * * * ]* of receipt of a request for a meeting from Owner, meet with Owner to establish a reasonable date (which date shall be not more than [ * * * ]* following the date on which the Delay LD Cap is reached or [ * * * ]* following the Guaranteed Substantial Completion Date, whichever is first) by which Contractor shall cause Substantial Completion for the applicable Phase to be achieved (the “Prolonged Delay Date”). If Contractor fails to achieve Substantial Completion on or before the Prolonged Delay Date, or if the Prolonged Delay Date is determined to occur more than [ * * * ]* after the Guaranteed Substantial Completion Date, then Owner shall have, in addition to all other rights Owner has hereunder, the right to terminate this Contract. In the event that Phase 1 has failed to achieve Substantial Completion, but Owner and Contractor agree that one or both Phase 1 turbine generators are capable of being safely operated and dispatched and if Owner elects in its sole discretion to dispatch either or both Phase 1 turbine(s), then the Late Substantial Completion LDs will be suspended in an amount equal to $[ * * * ]* per [ * * * ]* per Phase 1 turbine so dispatched. Contractor acknowledges that the decision to dispatch or not one or more turbine(s) is based on numerous factors, and that in no event shall Owner be deemed to have failed to mitigate its damages should it elect not to dispatch one or both turbine(s) pursuant to the preceding sentence. No suspension of Late Substantial Completion LDs will have the effect of decreasing the amount available to Owner [ * * * ]*.

7.5B Early Substantial Completion Bonus. If Substantial Completion occurs for Phase 1 on or prior to [ * * * ]*, then Owner shall pay to Contractor an early completion bonus of $[ * * * ]*. If Substantial Completion occurs for Phase 1 after [ * * * ]*, but before [ * * * ]*, then Owner shall pay to Contractor an early completion bonus of $[ * * * ]*. If Substantial Completion occurs for Phase 1 after [ * * * ]*, Contractor will not be entitled to an early completion bonus. For the avoidance of doubt, the determination of whether early completion bonuses are to be paid are determined solely by whether Substantial Completion occurs on or before the specified date, and not for the reasons that Substantial Completion does not occur by such date, including without limitation for reasons of force majeure and Owner’s actions or failures to act. In no event shall Owner act or fail to act without cause and with the intent and objective to cause delays for purposes of avoiding the payment of early completion bonuses.

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7.6A Performance Liquidated Damages. To the extent that Phase 1 or Phase 2, as applicable, fails to meet its Performance Guaranty (other than for reasons for which Contractor is not responsible and not, by way of example only, by reason of defects or deficiencies of the Owner Furnished Equipment), Contractor shall pay to Owner, not as a penalty but as Performance Guaranty liquidated damages (the “Performance LDs”), the amounts of:

(i) [ * * * ]*.

(ii) [ * * * ]*

(iii) [ * * * ]* for each BTU/Kwh excess during the [ * * * ]* above the Guaranteed Heat Rate for [ * * * ]* set forth in Appendix G.

In no event shall the Performance LDs exceed [ * * * ]* percent ([ * * * ]*%) of the Target Price (the “Performance LD Cap”).

7.6 B. Performance Bonus. If it is established through the Performance Tests that the [ * * * ]* for the Facility is less than the [ * * * ]*, then Owner shall pay to Contractor an amount equal to $[ * * * ]* times the amount (in kW) by which the actual [ * * * ]* is less than the [ * * * ]*, less costs incurred (if any) incurred as Direct Costs but not included in the original specification of the Work to achieve such reduction in [ * * * ]*.

7.6 C Exclusive Nature of Liquidated Damages. The liquidated damages payable pursuant to Sections 7.5 and 7.6 shall be Contractor’s sole monetary (i.e. compensatory damages) obligation with respect to its failure to achieve the Guaranteed Substantial Completion Date and the Performance Guaranty, respectively; provided, however, that amounts payable or incurred by Contractor in connection with Section 6.3 (Contractor’s Excess Cost Liability), Section 10.1 (Warranties), Section 13.1 (Indemnity), Section 14.6 (Termination for Contractor Default, and Section 14.7 (Consequences of Termination) shall be in addition to an amounts payable as liquidated damages. The Parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Owner as a result of Contractor’s failure to achieve the Guaranteed Substantial Completion Date and the Performance Guaranty, respectively. It is understood and agreed by the Parties that if Owner shall be damaged by the failure of Contractor to meet such obligations, (i) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (ii) any sums which would be payable under Sections 7.5 and 7.6 are in the nature of liquidated damages and not a penalty and are fair and reasonable, and (iii) any such payment represents a reasonable estimate of acceptable compensation for the losses that may reasonably be anticipated from such failure.

7.7 Transfer of Possession and Control of the Facility to Owner. Upon Substantial Completion of Phase 1 and Phase 2, as applicable, pursuant to Section 7.2, Owner shall, without relieving Contractor of its other obligations pursuant to this Contract (including but not limited to meeting its warranty obligations hereunder), thereafter be responsible for risk of loss and the care, custody, control, operation and maintenance of the applicable phase. Prior to possession and control by Owner and in consultation with technical advisors for Owner Furnished Equipment and with Owner, Contractor shall direct the operation of Phase 1 or Phase 2, as applicable, in a manner consistent with Prudent Electric Power Industry Practices, Applicable Laws, Applicable Permits and any instructions given by Owner consistent with the Contract Documents. Following transfer of possession and control of Phase 1 or Phase 2, as applicable, to Owner and prior to Final Completion, Contractor shall have reasonable access to the Facility and Facility Site and the reasonable cooperation of Owner so as to complete any Work still remaining to be performed hereunder including the Punch-List items and Warranty work, all in accordance with this Contract.

Notwithstanding the foregoing, after Owner takes possession and control of the applicable phase, Contractor shall continue to perform the Work necessary to achieve Final Completion.

7.8 Creation of Punch-List. No later than [ * * * ]* prior to the then-scheduled date of Substantial Completion, Contractor will prepare and deliver to Owner a draft Punch List and the proposed time limits within which Contractor or third parties retained by Contractor will complete such remaining Work. Owner’s Authorized Representative and Contractor’s Authorized Representative will within [ * * * ]*, meet and consult in good faith to agree upon the final Punch List (which shall include the approved time limits within which Contractor or the third parties retained by Contractor will perform such remaining Work). Once the final Punch-List is agreed upon, Contractor will immediately begin to complete the items on the Punch List.

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7.9 Final Completion.

7.9.1 Criteria for Final Completion. “Final Completion” of the Project will be achieved when all of the following conditions have been met:

7.9.1.1 Contractor has achieved Substantial Completion of both Phase 1 and Phase 2;

7.9.1.2 Contractor has completed or resolved with Owner the Punch-List items for each of Phase 1 and Phase 2 in accordance with this Contract;

7.9.1.3 Contractor has provided the Project Design Book and the documents referenced therein to Owner, as provided in Appendix Q;

7.9.1.4 Contractor has completed any remaining Turnover Packages required for the Work and Owner has approved such Turnover Packages;

7.9.1.5 Contractor has delivered to Owner the final Operations and Maintenance Manuals and all “As-Built” documentation;

7.9.1.6 Contractor has provided the certification required under Section 2.3.1.

7.9.2 Notice and Report of Final Completion. When Contractor believes that it has achieved Final Completion, Contractor shall deliver a written notice of such determination (“Notice of Final Completion”) to Owner. The Notice of Final Completion shall contain a report in a form reasonably acceptable to Owner and with sufficient detail to enable Owner to determine the completion by Contractor of the Project, including the Punch-List items, and such other information that Owner may reasonably require to determine whether Final Completion has been achieved.

7.9.3 Achievement of Final Completion. Upon receipt of the initial or any subsequent Notice of Final Completion, Owner shall use commercially reasonable efforts to inspect the Facility within [ * * * ]* Business Days and either: (a) deliver to Contractor a written certification stating that it has achieved Final Completion; or (b) notify Contractor in writing that Final Completion has not been achieved and stating the reasons therefore. Contractor shall achieve Final Completion of the Work within [ * * * ]* after the achievement of Substantial Completion.

7.9.3.1 If, following the initial or any subsequent Notice of Final Completion, Owner notifies Contractor that it has not achieved Final Completion, Contractor will promptly undertake such action or Work as necessary to achieve Final Completion and shall issue a subsequent Notice of Final Completion to Owner.

7.9.3.2 If, following the initial or any subsequent Notice of Final Completion, Owner certifies that Final Completion has been achieved then the date of Contractor’s most recent Notice of Final Completion, and not the date of Owner’s certification, shall be deemed the date that Final Completion was actually achieved.

7.9.3.3 If, following the initial or any subsequent Notice of Final Completion, Owner has not delivered to Contractor a notice under Section 7.9.3(a) or (b) as the case may be within [ * * * ]* Business Days of the Contractor having provided a further notice to Owner that Final Completion will be deemed to occur in the absence thereof, then the date of Contractor’s most recent Notice of Final Completion, and not the date of Owner’s certification, shall be deemed the date that Final Completion was actually achieved.

7.10 Use Does Not Constitute Acceptance. Use of all or any portion of the Project in accordance with the terms of the Contract does not constitute acceptance of the Project or of any constituent part thereof unless and until Owner has issued or has been deemed to have issued a certificate acknowledging achievement of Substantial Completion pursuant to Section 7.4 or of Final Completion pursuant to Section 7.9.3, as applicable.

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ARTICLE 8

Testing

8.1 Testing. Prior to Substantial Completion, Contractor shall perform the Completion Tests and meet the requirements of the Commissioning Tests and the Performance Acceptance Tests as described in Appendix D.

8.2 Restoring of Facility. Promptly after the completion of any Completion Test, Contractor shall perform whatever work is necessary, including restoring of equipment and repairs of damage or modifications to the Facility caused by testing, to return the Facility to the appropriate operating control settings and configurations.

8.3 Output During Testing. At all times prior to Substantial Completion when Contractor desires to conduct start-up, testing, or other operations of the Facility or to conduct repair and maintenance, Owner may use or sell any power generated during such activities as Owner shall determine. Any output of electricity generated by the Facility at any time, and the proceeds from the sale thereof, shall be the property of Owner.

ARTICLE 9

Limitation of Liability

9.1 Aggregate Liability.

9.1.1 Liquidated Damages In no event shall the sum of the Late Substantial Completion LDs and the Performance LDs (the “Aggregate Liquidated Damages”) exceed [ * * * ]* percent ([ * * * ]*%) of the Target Price in the aggregate.

9.1.2 Compensatory Damages. In no event shall the sum of Aggregate Liquidated Damages, plus all other compensatory damages (other than Excluded Obligations) (the “Aggregate Compensatory Damages”) exceed $[ * * * ]* in the aggregate.

9.1.3 Excess Costs. In no event shall the sum of Contractor’s Excess Cost Liability hereunder pursuant to Section 6.3.1 exceed $[ * * * ]* in the aggregate.

9.1.4 Aggregate Limitation on Liability. Contractor’s maximum aggregate liability to Owner for damages in connection with its performance or breach of this Contract (including Aggregate Liquidated Damages, Aggregate Compensatory Damages and Contractor’s Excess Cost Liability) shall in no event exceed $[ * * * ].*

9.1.5. Excluded Obligations. The foregoing limitations of liability set forth in Sections 9.1.1, 9.1.2, 9.1.3 and 9.1.4 shall not be applicable to and shall not limit the liability of Contractor with respect to the following Excluded Obligations: (a) Contractor’s indemnification obligations pursuant to Section 13.1; (b) Contractor’s liabilities arising as a result Contractor’s fraud, gross negligence or willful misconduct (to the extent the costs thereof are not paid or reimbursed to Owner by its insurance policies). The foregoing limitations of liability shall not and shall not be construed to limit Contractor’s performance obligations under the Contract to complete construction of the Facility or limit the parties’ ability to obtain equitable relief.

9.2 Consequential Damages. Subject to Section 9.3, in no event shall either Party (or their employees, officers, directors and affiliates, or, in the case of Contractor, Subcontractors, and in the case of Owner, Owner Subcontractors) be liable to the other Party (or its employees and affiliates or in the case of Contractor, Subcontractors, and in the case of Owner, Owner Subcontractors,) for special, indirect, incidental or consequential damages, including replacement power, fuel costs, loss of or default under business contracts, lost revenues or lost profits arising out of or in connection with the performance of the Work whether or not any such liability is claimed in contract (including breach) law, equity, tort or otherwise and shall apply irrespective of negligence, fault or strict liability of contract or other person releases.

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The foregoing limitation shall not limit the liability of either Party in cases of fraud, gross negligence or willful misconduct. Furthermore, the Parties hereby expressly agree that the following shall not be deemed to be special, incidental or consequential damages: Late Substantial Completion LDs pursuant to Section 7.5 and Performance LDs pursuant to Section 7.6.

9.3 Proof of Actual Damages if Liquidated Damages Held Unenforceable. In the event that provisions for payment of liquidated damages in this Contract are held to be unenforceable (as opposed to a holding that they are not due and payable because the conditions for payment have not been met), or are determined to constitute a type of damages not permitted under Section 9.2 above or otherwise, in whole or in part, Owner shall be entitled to collect from Contractor the proven damages to Owner resulting from delay in the Project’s reaching Substantial Completion by the Guaranteed Substantial Completion Date, as applicable, or from the failure of the Project to achieve an applicable Performance Guaranty, whether characterized as direct damages, indirect damages or otherwise, but subject in each case to the maximum accrual rates, amounts and limitations of liability which would have been payable if the liquidated damages provisions had been enforceable. Provided, however, that in the event the provisions for the payment of liquidated damages in this Contract are held to be unenforceable as a result of a claim, objection, defense, dispute or proceeding raised or brought by Contractor as part of or during the hearing of which Contractor argues that the said provisions are unenforceable on the grounds that such liquidated damages should be construed at law as and/or amount to a penalty (as opposed to an argument or suggestion that Contractor is not liable to pay liquidated damages pursuant to the Contract), Contractor shall pay to Owner all costs, losses and damages whatsoever, whether direct, indirect, consequential or otherwise, incurred or payable by Owner due to the circumstances giving rise to the claim for the payment of liquidated damages which has been made by Owner, which payments shall not be subject to any caps on liability.

ARTICLE 10

Warranties and Guarantees

10.1 Warranties. Contractor warrants that, for the duration of the Warranty Period, the Work will be (a) free from defects in design, engineering, workmanship materials and operations, (b) in accordance with the Contract Documents and (c) in compliance with Applicable Laws and Applicable Permits. Contractor further warrants that all equipment shall be new and of standard quality, free of defects and deficiencies in design, material, workmanship and title (the “Warranty”). The Warranty shall not extend to defects or deficiencies to the extent resulting from (i) operation by Owner’s Personnel in a manner inconsistent with or contrary to instructions contained in the Operation and Maintenance Manuals, (ii) repairs or alterations by Owner’s Personnel in a manner inconsistent with or contrary to instructions provided by Contractor or as contained in the Operation and Maintenance Manuals provided by Contractor, (iii) normal wear and tear, or (iv) Owner Furnished Equipment.

10.2 Warranty Period. Subject to Section10.4, the Warranty will remain in full force and effect regarding Phase 1 and Phase 2, as applicable, for a period beginning on the date on which Substantial Completion is achieved and ending [ * * * ]* thereafter (such period, the “Warranty Period”). In no event shall any Warranty with respect to Phase 1 terminate less than [ * * * ]* following achievement of Substantial Completion of Phase 1.

10.3 Repair of Defects. If Owner or Contractor discovers that the Work or any part thereof fails to meet the Warranty, the discovering Party will notify the other Party of such failure promptly upon discovery along with the reasonable basis therefore. Upon receipt of such notice, or upon Contractor’s own discovery thereof, Contractor shall promptly (a) cure such failure in accordance with the Warranty and (b) perform such tests as Owner may reasonably require to demonstrate the cure of such failure. Contractor has no obligation to warrant the Owner Furnished Equipment. Contractor shall coordinate repairing, replacing or re-performing any of the Work pursuant to this Article 10 with Owner so as to minimize any adverse effects on the operation of the Facility.

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10.4 Warranty Period Extension.

10.4.1 Extension for Corrected Work. Any Work re-performed and any part of the Facility that is reworked, repaired or replaced in satisfaction of Contractor’s obligations in connection with the Warranty will be re-warranted by Contractor pursuant to the same Warranty set forth in Section10.1, and Contractor will have the same obligations in relation thereto as set forth in Section 10.1, for a period equal to [ * * * ]* from the date such re-performance, rework, repair or replacement is completed. Notwithstanding any other provision to the contrary herein, in no event shall Contractor’s Warranty hereunder exceed [ * * * ]* after Substantial Completion for the applicable Phase.

10.4.2 Extension for Total Shutdown. If, during the Warranty Period, the Facility is shut down (other than for the purpose of scheduled or routine maintenance) and such shutdown is caused by a defect or failure covered by the Warranty, then the Warranty Period will be extended by a period equal to the duration of the shutdown required to repair such defect or failure.

10.5 No Liens or Encumbrances. Contractor further warrants and guarantees that good title to the Facility and the Work, services, materials, computer software or software licenses purchased to conduct any of the Work, supplies and equipment and machinery, whether fixtures or not, provided pursuant to this Contract shall pass to Owner and that the Facility, the Facility Site, Work and any and all interests and estates therein shall be free and clear of claims, liens, security interests and other encumbrances, and that such services, materials, supplies and equipment shall not be acquired by Contractor subject to claims, liens, security interests and other encumbrances, or any agreement under which a security interest or other lien or encumbrance is retained by any Subcontractor. In the event of any nonconformity to the requirements of this Section 10.5 due to the action or inaction of Contractor, Contractor promptly shall (i) defend Owner’s title to the Facility and such Work, materials, supplies and equipment or to the Facility Site and such interests, estates, improvements and materials, as the case may be, and (ii) remove and discharge any such lien, claim, security interest or other encumbrance; provided, that if Contractor is unable to so promptly remove and discharge any such security interest, claim, lien or other encumbrance, Contractor may provide to Owner in lieu thereof a bond, letter of credit or other collateral, in form and substance satisfactory to Owner, to fully indemnify Owner against any loss resulting from such liens, claims, security interests or other encumbrances.

10.6 Subcontractor Warranties. Contractor will procure from all Subcontractors providing services, materials or equipment comprising any part of the Facility, warranties with respect to such services, materials and equipment for a period of no less than [ * * * ]* after Substantial Completion and for a further [ * * * ]* after any warranty repair with respect to the subject of the repair; provided that Contractor shall not be required to procure any Subcontractor warranty with a total warranty period longer than [ * * * ]* from Substantial Completion. Contractor will obtain and maintain all such warranties in full force and effect. Contractor’s obligations in connection with enforcement of such Subcontractor warranties are as set forth in Section 2.10.5.

10.7 Limitation of Warranty. EXCEPT AS OTHERWISE SET FORTH IN THIS CONTRACT, THE WARRANTIES AND GUARANTEES PROVIDED IN THIS ARTICLE 10 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OR GUARANTEES OF ANY KIND, WHETHER EXPRESS OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), RELATING TO CONTRACTOR’S OBLIGATIONS FOR THE WORK.

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ARTICLE 11

Changes

11.1 Changes.

11.1.1 From time to time circumstances may arise which vary, alter, amend, change (whether by addition or omission) the nature and/or extent of the Work (as set out in the Appendices of this Contract) or the manner or circumstances in which it is expected to be conducted, including any addition to, deletion from, suspension of or other modification to the quality, function or intent of the Work (each a “Change”).

11.1.2 No Change shall be effective unless authorized by Owner by issuance of a written order (each such order, a “Change Order”) pursuant to the provisions of this Article 11.

11.1.3 The Owner shall when reviewing each potential Change and determining the nature and extent of any Change Order which is to be granted in accordance with the subsequent paragraphs of this Article consider in detail the following information:

11.1.3.1 The nature, scope and extent of the Change, including but not limited to any additions or deletions from the Scope of Work;

11.1.3.2 The effect, if any, of the Change on the Target Price;

11.1.3.3 The effect, if any, of the Change on the Approved Project Schedule, Owner Critical Schedule Milestones, Contractor Critical Schedule Milestones or on the Guaranteed Substantial Completion Date(s), as applicable;

11.1.3.4 The effect, if any, of the Change on the amount or use of Contingency or on the amount of the Fee; provided, however, that in no event shall the amount of the Fee be subject to change for any Change that does not constitute a material change in the Scope of Work requested by Owner; and

11.1.3.5 Such other information as may reasonably be necessary for the implementation of the Change Order, including but not limited to the effect on any other provisions hereof which may be impacted by the Change.

Owner shall, in the case of an Owner Initiated Change or, if it elects to do so, in the case of Contractor Initiated Changes, and in all events in the case of Required Changes, thereafter issue such Change Order having regard to all such circumstances as is just and equitable and in a form substantially similar to the Change Order Form attached hereto as Appendix M-2 which shall address, to the extent required, all of the issues set out in this Section 11.1.3.

11.1.4 In the case of any request for a Change Order which is permitted to be made in accordance with this Contract, it shall take the form of a Change Order Request (each a “Change Order Request”) which shall be delivered to Owner in writing as soon as possible and in any event within [ * * * ]* days after Contractor becomes aware of the circumstances which it believes (or through the exercise of Prudent Electric Power Industry Practices should believe) necessitates a Change. In no case shall Contractor be entitled to recover costs as a Change Order in connection with conditions that give rise to such Change Order arising prior the date on which Contractor requests the Change Order, except to the extent that such costs are incurred reasonably and properly in order to achieve the Guaranteed Completion Dates. Any Change Order Request shall be in a form substantially similar to the Change Order Request attached hereto as Appendix M-1 and comprising the following information: (a) the factors necessitating or the basis for the Change; (b) the impact, if any, which the proposed Change is likely to have on the Target Cost, the Contingency, and/or the Fee; (c) the impact, if any, which the proposed Change is likely to have on the timely achievement of Approved Project Schedule (including the Guaranteed Substantial Completion Dates); (d) other impacted provisions hereof; and (e) such other information which Owner may reasonably request in connection with such proposed Change.

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11.1.5 The issuance of a Change Order shall not result in invalidation of this Contract.

11.1.6 Except with respect to an Owner-Initiated Change, as to which the disregarded amount shall be $[ * * * ]*, no circumstances will constitute grounds for a Required Change Order or a Contractor Initiated Change Order unless and to the extent that (i) the costs of such Change Order, in either case, is in excess of $[ * * * ]*, or (ii) the effect of such Change Order request impairs the achievement of an Owner Critical Schedule Milestone or a Contractor Critical Schedule Milestone, as applicable, by more than 3 days (except in circumstances where Contractor has no means of recovering such schedule impairment in which case Contractor shall be entitled to a Change Order if Contractor would otherwise have been so entitled). For the avoidance of doubt, neither party shall game or otherwise manipulate the foregoing process, by aggregating or disaggregating cost and/or circumstances as the case may be (or otherwise), for the purpose of recovering or avoiding additional cost or time in accordance with the foregoing.

11.1.7 Each Change Order issued shall provide with respect to (a) an Owner-Initiated Change (but only for those in excess in each case of the disregarded amount identified in 11.1.6) for an increase (or decrease, as the case may be) in the Fee in an amount equal to [ * * * ]* percent ([ * * * ]*%) of the amount of the Change Order attributable to services provided by Contractor’s Personnel, and [ * * * ]* percent ([ * * * ]*%) of the amount of the Change Order attributable to equipment and materials; and (b) a Contractor-Initiated Change for an increase (or decrease, as the case may be) in the Fee as may be agreed by Owner and Contractor. No adjustment in the Fee shall be made in connection with any Required Change.

11.1.8 Change Orders (in each case in excess of the applicable disregarded amount) shall address the change (if any) in the amount of the Contingency in one of the following three manners:

a. Owner and Contractor shall agree in advance to a lump-sum payment for the Change outside of the Target Price, in which event no change shall be made in the amount of the Contingency;

b. Owner and Contractor shall agree upon the amount by which the Change will impact the Target Cost, in which case Owner and Contractor shall agree upon the amount, if any, of any change in the Contingency; or

c. Owner and Contractor shall agree as to the nature and extent of the Change, but in lieu of determining a lump-sum payment or changing the Target Cost or Contingency, Contractor shall perform the activities associated with the Change on a cost-reimbursement basis, in which event no change shall be made in the amount of the Contingency.

11.2 Procedure for Changes.

11.2.1 Changes Initiated by Contractor. Contractor may at any time make proposals to Owner for improvements, efficiencies, cost savings and other similar Changes to the Work (each a “Contractor-Initiated Change”), but no such proposal shall be carried out by Contractor except as instructed in writing by Owner in the form of a Change Order, which Owner may in its discretion elect to issue as it sees fit. Such proposals of Contractor shall be submitted in the form of a written Change Order Request in the manner substantially as set out in 11.1.4, and shall also contain and be supplemented with such information or additional information as Owner may reasonably require in order to effect a reasoned decision as to the implementation, or rejection, (as the case may be) of the Change Order Request.

11.2.2 Changes Initiated by Owner. If Owner desires to make a Change (each an “Owner-Initiated Change”) not comprising rectification or recovery Work due to Contractor’s negligence or breach of this Contract, Owner will submit a written “Change Order Notice” to Contractor substantially in the form of Appendix M-3 and comprising the nature and extent of the proposed change to the Scope of Work together with, to the extent available and/or applicable, Owner’s opinion as to those matters required to be taken into account in accordance with Section 11.1.

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Contractor will promptly review the Change Order Notice and notify Owner in writing within a reasonable amount of time of the options for implementing the proposed Change (including, if possible, any option that does not involve an extension of time) and the estimated effect(s), if any, that each such option would have on the Target Cost, Contingency, Fee, the Approved Project Schedule, and any other affected provision herein, as applicable. Such response shall also contain all those matters required to be set out in a Change. Order Request. Based upon such information, Owner may, in its sole discretion, issue a Change Order making a Change.

11.2.3 Required Change Orders. Contractor shall be entitled to the issue of Change Orders pursuant to Article 11.1 in connection with any circumstances which constitute a Change and which are attributable to the matters identified in subparagraphs (a) through (g) below (each a “Required Change”):

(a) Due to Change in Applicable Law/Permit or Site Condition. If and to the extent that (i) a change in Applicable Law or Applicable Permit after the Commencement Date or (ii) a Facility Site condition not contemplated or expected by Contractor in connection with its obligations under Section 2.8 or as anticipated in Contingency, results in an increase in the cost of the Work or extends the Approved Project Schedule, and in each case only to the extent that such increase or extension is greater than the threshold amounts identified in Section 11.1.6 above.

(b) Change Order Due to Suspension of Work by Owner. In the event that Owner suspends the Work (i) in the circumstances with respect to which the Contractor is entitled to a Change Order as set out in Article 14.1; or (ii) in the circumstances set out in Section 14.2, or (iii) Contractor suspends the Work pursuant to Section 6.9.6.

(c) Change Order Due to Non-Performance by Owner. If Owner fails to perform or is late in performing in any material way any material obligation of Owner under this Contract and the cost to Contractor is in excess of $[ * * * ]* or the delay impairs the achievement of an Owner Critical Schedule Milestone or a Contractor Critical Schedule Milestone by more than 3 days (except in circumstances where Contractor has no means of recovering such schedule impairment in which case Contractor shall be entitled to a Change Order if Contractor would otherwise have been so entitled). For the avoidance of doubt, neither party shall game or otherwise manipulate the foregoing process, by aggregating or disaggregating cost and/or circumstances as the case may be (or otherwise), for the purpose of recovering or avoiding additional cost or time in accordance with the foregoing.

(d) Change Order Due to Hazardous Substances.

(i) Delays Due to Suspension of Work. If Contractor encounters on the Facility Site material reasonably believed to be a Hazardous Substance that existed prior to the date of the Contract and, as required under the Contract, Contractor ceases performance of any Work in the area affected and reports the condition to Owner in writing, and in each case the cost to Contractor is in excess of $[ * * * ].*

(ii) Costs and Delays Due to Removal Activities. If Contractor encounters on the Facility Site material reasonably believed to be a Hazardous Substance that existed prior to the date of the Contract and Owner instructs Contractor to take remediation action (consistent with Applicable Law) in connection with such Hazardous Substance in order to allow continued performance of the Work and Contractor accepts taking such action, such acceptance not to be unreasonably withheld or delayed.

(e) Owner Critical Schedule Milestones. Where Owner has failed, in any material regard, to meet its obligations with respect to an Owner Critical Schedule Milestone and as a result of such failure Contractor’s ability to meet any Contractor Critical Schedule Milestone or Substantial Completion has been adversely affected.

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(f) Phase 2 Works. Where Owner has failed, in any material regard, to meet its obligations with respect to permitting Contractor access to the Facility for purposes of completing the Phase 2 Work and as a result of such failure Contractor’s ability to meet any Contractor Critical Schedule Milestone or Substantial Completion has been adversely affected.

(g) Other Changes. In the following circumstances where the Contract contemplates an event impacting Contractor’s performance, cost and/or schedule in circumstances for which it is not responsible, namely: Force Majeure; delay in delivery of and/or deficiencies (including with respect to performance and completeness) with respect to Owner Furnished Equipment .

Provided that, in each and every such case, Contractor shall use or have used commercially reasonable efforts to mitigate potential delays to the Approved Project Schedule and/or potential increases to the Target Cost, Contingency and Fee (the cost of such mitigation efforts to be addressed in the Change Order).

11.2.4 Except in the circumstances as set out in this Section 11.2 and with respect to which an application is properly made in accordance with this Article 11, Contractor shall not be entitled to seek either a Change, Change Order, extension of the Guaranteed Substantial Completion Date, adjustment to the Target Cost, Contingency or Fee or to receive additional remuneration, cost or reimbursement with respect to the Work.

11.3 Continued Performance Pending Resolution of Disputes. Notwithstanding and pending the resolution of any dispute with respect to a Change or Change Order, Contractor must proceed with the Work and the performance of any Change ordered by Owner or any Required Change, unless Owner directs Contractor not to so proceed, provided that Contractor is being paid on a current basis for all its undisputed Direct Costs and for all disputed Direct Costs which have been ordered to be paid through Adjudication relating thereto.

11.4 Preservation of Schedule and Target Costs. For the avoidance of doubt, where any proposed Change or Change Order Request may give rise to an extension of any of the Approved Project Schedule or an increase in the Target Cost Contingency or Fee, then Owner reserves in its sole discretion and to the extent possible, the right to require Contractor to vary, amend or effect such other Change to the Work in such a manner as will mitigate or avoid the requirement for such extension of time or increase of cost

ARTICLE 12

Force Majeure

12.1 Force Majeure Event. As used in this Contract, an event of “Force Majeure” shall mean an act or event, but only to the extent such act or event (i) is the cause of a delay in or prevents performance or the meeting of an obligation of Contractor, Subcontractor, Owner Subcontractor or Owner hereunder, (ii) is beyond the reasonable control of the Party relying upon the act or event (iii) is reasonably unforeseeable and (iv) in each such case could not have been prevented or mitigated with reasonable prudence or performance obligations set forth in this Contract. Force Majeure includes, but is not limited to, the following events: (a) acts of God, including earthquakes, flood, landslide, lightning, hurricane, tornado, storms, or other natural catastrophes; (b) fires or explosions, riots, civil disturbances, acts of a public enemy, wars, blockades, rebellions, insurrections, sabotage, terrorism, civil or military conflicts or commotions, and actions or inactions of governmental bodies; and (c) national, regional or local strikes, work stoppages, boycotts, walkouts, labor disturbance and other labor difficulties (“Labor Disputes”), provided, however, that Labor Disputes solely on the Site or involving solely Contractor’s on-Site employees shall not constitute an event of Force Majeure.

12.2 Excused Performance. If either Party is rendered wholly or partly unable to perform its obligations under this Contract because of a Force Majeure event, that Party will be excused from whatever performance is affected by the Force Majeure event to the extent so affected; provided, that:

12.2.1 the non-performing Party gives the other Party written notice describing the particulars of the occurrence in the manner required by Article 11;

12.2.2 the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure event;

12.2.3 no obligations of either Party which arose before the occurrence causing the suspension of performance are excused as a result of the occurrence;

12.2.4 the non-performing Party uses reasonable efforts to overcome or mitigate the effects of such occurrence; and

12.2.5 when the non-performing Party is able to resume performance of its obligations hereunder, that Party shall give the other Party written notice to that effect and shall promptly resume such performance.

12.3 Costs and Schedule. Any additional cost incurred by Contractor or any change in the Approved Project Schedule by reason of an event of Force Majeure shall be the subject of a Change Order and governed by the provisions of Article 11.

ARTICLE 13

Indemnification

13.1 Contractor’s Indemnity.

13.1.1 Indemnity. To the fullest extent permitted by law, subject to any applicable statutes of limitation, Contractor hereby assumes liability for, and will indemnify, defend and hold harmless Owner and its respective shareholders, partners, affiliates, officers, directors, employees, contractors, Owner Subcontractors, representatives and agents (the “Owner Indemnitees”) from and against liability, claims, suits, actions, costs (including reasonable attorneys’ fees), expenses, losses or judgments that may be imposed on, incurred by or asserted against any Owner Indemnitee (an “Owner Claim”) and relating to or arising out of (i) bodily injury (including death) and any property damage, including Owner’s property but only to the extent not covered by insurance, to the extent caused by the negligence or breach of Contract of any of Contractor’s Personnel, and (ii) release by any of Contractor’s Personnel of any Hazardous Substances related to the Work, and (iii) fines and penalties attributable to the violation by any of Contractor’s Personnel of any Applicable Laws and/or Applicable Permits but inclusive of third-party claims and Owner’s costs where such violation is willful or deliberate, (iv) due to infringement or claimed infringement of intellectual property rights (including but not limited to patent, copyright, trade secrets or otherwise) Contractor shall include in each Subcontract a similar indemnification provision to this Section 13 for the benefit of the Parties.

13.1.2 Notice and Legal Defense. As soon as reasonably possible after receipt by an Owner Indemnitee of any Owner Claim or notice of the commencement of any action, administrative or legal proceeding, or investigation in connection with an actual or potential Owner Claim as to which any indemnity provided for in Section 13.1.1 may apply, the Owner Indemnitee will notify Contractor in writing of such fact. Contractor shall assume on behalf of the Owner Indemnitee, and conduct with due diligence and in good faith, the defense thereof with counsel reasonably satisfactory to the Owner Indemnitee subject to all insurers rights; provided, that the Owner Indemnitee shall have the right to be represented therein by advisory counsel of its own selection and at Owner’s expense; and provided further, that if the defendants in any such action include both Contractor and the Owner Indemnitee, and if the Owner Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to Contractor, then the Owner Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its own behalf.

13.1.3 Failure to Defend Action. If any Owner Claim arises as to which any indemnity provided for in Section 13.1 may apply and Contractor fails to assume the defense of such Owner Claim, then the Owner Indemnitee against which the Owner Claim is instituted or commenced may contest or settle such Owner Claim.

13.1.4 Indemnity and Defense Costs. All costs incurred by Contractor under this Section 13.1 shall not be Direct Costs and shall be born solely by Contractor.

13.1.5 No Limitation to Workers’ Benefits. In any Owner Claims against any Owner Indemnitee or any of their agents or employees by any Contractor Personnel, the indemnification obligation under this Section 13.1 above shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Contractor or any Subcontractor under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

13.2 Owner’s Indemnity.

13.2.1 Indemnity. To the fullest extent permitted by law, subject to any applicable statutes of limitation, Owner hereby assumes liability for, and will indemnify, defend and hold harmless Contractor and its respective shareholders, partners, affiliates, employees, representatives and agents (the “Contractor Indemnitees”) from and against liability, claims, suits, actions, costs (including reasonable attorneys’ fees), expenses, losses or judgments that may be imposed on, incurred by or asserted against any Contractor Indemnitee (a “Contractor Claim”) relating to or arising out of (i) bodily injury (including death) and any third party property damage (i.e. property other than property owned or controlled by any Contractor Indemnitee) to the extent caused or contributed to by any negligent action or inaction or allegations thereof of any of Owner’s Personnel, (ii) any Hazardous Substances or archeological find existing on (or under) the Facility Site before the date of this Contract (including without limitation any remediation, removal or disposal of Hazardous Substances undertaken pursuant to Section 11.2.3(d)(ii)), and (iii) the violation by any of Owner’s Personnel of any Applicable Laws and/or Applicable Permits.

13.2.2 Notice and Legal Defense. As soon as reasonably possible after receipt by a Contractor Indemnitee of any Contractor Claim or notice of the commencement of any action, administrative or legal proceeding, or investigation in connection with an actual or potential Contractor Claim as to which any indemnity provided for in Section 13.2.1 may apply, the Contractor Indemnitee will notify Owner in writing of such fact. Owner shall assume on behalf of the Contractor Indemnitee, and conduct with due diligence and in good faith, the defense thereof with counsel reasonably satisfactory to the Contractor Indemnitee subject to all insurers rights; provided, that the Contractor Indemnitee shall have the right to be represented therein by advisory counsel of its own selection and at Contractor’s expense; and provided further, that if the defendants in any such action include both Owner and the Contractor Indemnitee, and if the Contractor Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to Owner, then the Contractor Indemnitee shall have the right to select separate counsel to participate in the defense of such action on its own behalf, and at Contractor’s own expense.

13.2.3 No Limitation to Workers’ Benefits. In any Contractor Claims against any Contractor Indemnitee by any employee of Owner, the indemnification obligation under this Section 13.2.3 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Owner or any Owner contractor under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

ARTICLE 14

Suspension and Termination

14.1 Right to Suspend Work for Cause. If following notice from Owner in writing (a) Contractor fails to correct defective Work (or having commenced such correction fails diligently to pursue completion of such corrective action in a manner consistent with the provisions of the Contract and with Prudent Electric Power Industry Practices), or (b) Contractor’s actions otherwise continue materially to fail to conform to the requirements of the Contract Documents, then Owner may, upon written notice to Contractor, temporarily suspend performance of all or part of the Work until the reason for such suspension has been remedied; provided, however, that Owner’s right to issue such order is in addition to Owner’s other rights and remedies hereunder. The right of Owner to temporarily suspend Contractor’s performance will not give rise to any duty on the part of Owner to exercise this right for the benefit of Contractor or any other Person. To the extent only that the reason for any such suspension is due to Contractor’s actions or inactions that are inconsistent with the Contract Documents, the Contractor shall not be entitled to a Change Order. Otherwise, any such suspension shall proceed under Article 11. In addition, Owner may, upon written notice to Contractor, order Contractor to temporarily suspend performance if the activities of Contractor or Contractor’s Personnel reasonably appear to Owner to cause or threaten to cause danger to life or damage to property. To the extent only that the reason for any such suspension is due to Contractor’s actions or inactions that are inconsistent with the Contract Documents, the Contractor shall not be entitled to a Change Order. Otherwise, any such suspension shall proceed under Article 11.

14.2 Right to Suspend Work for Convenience. Owner may from time to time for its convenience, upon written notice to Contractor, suspend the Work without terminating this Contract. Upon receipt of such notice,

Contractor will suspend its performance of the Work in the manner required in the notice. If Owner does not request Contractor to resume the Work within [ * * * ]* from the original date of the notice of suspension, then Contractor may give notice to the Owner that unless Owner ends the suspension within 14 days, Contractor will be entitled, on written notice to Owner expiring after such period, to terminate the Contract and such termination shall be deemed a termination for the convenience of Owner pursuant to Section 14.3.

14.3 Termination for Convenience. Owner may terminate this Contract at any time without cause prior to its completion by sending to Contractor written notice of such termination. Within [ * * * ]* of such termination, Owner shall pay to Contractor in full satisfaction and discharge of all liabilities and obligations owed to Contractor; Direct Costs that Contractor has incurred to the date of termination, to the extent reasonably and properly incurred and provided always that the Owner shall not be obliged to pay disallowable costs as set forth in Section 6.2.2; demobilization cost; cancellation charges incurred by Contractor, including for all Work satisfactorily performed by Contractor as of the date of termination but in each case, excluding costs, damages or anticipated profits based upon Work not yet performed. In addition, Owner shall pay Contractor a percentage of the outstanding Fee (taking into account adjustments made to such amounts by Change Orders); provided always that Owner shall not use termination without cause with the intent and objective to deprive Contractor of amounts to which it would be entitled in the event of a cost under-run pursuant to Section 6.2, in both cases, calculated by reference to the amount of Work completed and Milestones achieved at the time of the termination for convenience. Contractor shall not be entitled to any other form of reimbursement or compensation by Owner in connection with such termination. In the event Owner terminates the Contract pursuant to this Section 14.3 prior to issuance of the [ * * * ]* and on or prior to [ * * * ]*, then Owner shall not be obligated to pay to Contractor any amount of the [ * * * ]* in excess of the [ * * * ]* paid [ * * * ]*.

14.4 Termination upon Contractor’s Material Breach. If a Contractor Event of Default occurs, then Owner may, without prejudice to any other right or remedy Owner may have hereunder, at any time terminate this Contract, such termination becoming effective upon notice to Contractor. For purposes hereof, a “Contractor Event of Default” will be deemed to have occurred if:

14.4.1 Contractor abandons the Work.

14.4.2 Contractor assigns or attempts to assign its rights or obligations under this Contract or any part thereof to any third party without the prior written consent of Owner.

14.4.3 Contractor is adjudged a bankrupt or insolvent, makes a general assignment for the benefit of its creditors, has a trustee or receiver appointed for its property, or files a petition to take advantage of any debtor’s act.

14.4.4 Contractor refuses or fails to perform any material obligation under the Contract, and Owner has exhausted any other remedy available under the Contract, and provided further that Contractor has been given notice and reasonable opportunity to cure such breach.

14.4.5 Contractor has refused to bond against or removed any liens filed against the Facility by any of its Subcontractors after Contractor has received payment in full in connection with the claims which have been filed where the Owner has exhausted any other rights or remedies Owner may have.

14.4.6 Contractor fails to provide the Parent Company Guarantee in accordance with Section15.

14.4.7 Contractor has failed to achieve Substantial Completion with respect to Phase 1 or Phase 2 as applicable, on or before the Prolonged Delay Date

14.4.8 Contractor has failed to achieve by the date or dates required by the Contract or is unable to demonstrate to the reasonable satisfaction of Owner following due notice in writing having been given by Owner, that Contractor will within a reasonable time following such dates be able to demonstrate that Phase 1 or Phase 2, as applicable, will achieve the Minimum Performance Levels with respect to either Phase 1 or Phase 2, as applicable, for reasons attributable to Contractor.

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14.5 Actions Upon Termination. Upon receipt of written notice from Owner of termination of this Contract pursuant to either Section 14.3 or 14.4, Contractor will (a) cease operations as directed by Owner in the notice; (b) take the actions necessary, or that Owner may direct, for the protection and preservation of the Work and the Facility (in whatever stage of completion); (c) assign to Owner the Subcontractor warranties pursuant to Section2.10.5, and (d) enter into no further subcontracts or purchase orders in connection with the Project

14.6 Termination for Contractor Event of Default. In the event of a Contractor Event of Default, Owner may, without prejudice to any other rights or remedies pursuant to the Contract, terminate the Contract and step in and finish the Work. In such event, Contractor shall be liable to reimburse Owner for the additional costs above the Target Price plus Fee that Owner incurs to achieve Final Completion; provided always that such reimbursement shall (a) be limited to (and not exceed) the amount Contractor would otherwise have been obliged to expend or incur had the Contract not been so terminated (including the additional cost and expense allocated to Contractor pursuant to Section 6.3); and (b) exclude in any such circumstance those costs that are incurred by Owner which would have been disallowed by Owner had Contractor incurred the same by virtue of Article 6.2.2.

14.7 Consequences of Termination. Upon any termination pursuant to this Article14, in addition to any other rights or remedies that Owner may have hereunder, Owner may at its option elect to either or both: (a) assume responsibility for and take possession of the Facility and the Work (including any materials or equipment remaining at the Facility Site which have been paid for by Owner and any other materials or equipment located outside the Facility Site for which payment has been made by Owner); and/or (b) succeed automatically, without the necessity of any further action by Contractor, to the interests of Contractor in any contracts and Subcontracts entered into by Contractor with respect to the Work or the Facility.

14.8 Surviving Obligations. Termination or completion of this Contract shall not relieve Contractor or Owner of any obligation hereunder which expressly or by implication survives termination or completion hereof, and (except as otherwise provided in any provision of this Contract expressly limiting the liability of either Party, which such limitations shall survive termination and completion) shall not relieve either Party of any obligations or liabilities under the terms hereof for loss or damage to the other Party whether arising out of or caused by acts or omissions of such Party prior to the completion or effectiveness of such termination; arising out of such termination or otherwise, and in any such case shall not relieve either Party of its obligations as to portions of the Work already performed or of obligations assumed by either Party prior to the date of termination.

14.9 Contractor’s Right to Suspend or Terminate. In the event Owner is in breach of its payment obligations under the Contract, Contractor, in addition to its lien rights and its right to seek collection of any unpaid amount plus interest as delineated in Section 6.9, shall, subject to the provisions of Section 6.9.6, be entitled to suspend performance of the Work. If such breach remains uncured for longer than thirty (30) days, then Contractor, in addition to its lien rights and its right to seek collection of any unpaid amount plus interest as delineated in Section 6.9, shall, subject to the provisions of Section 6.9.6, be entitled to terminate the Contract.

ARTICLE 15

Security

15.1 Contractor Parent Guarantee. Contractor shall furnish to Owner, on the Commencement Date and in any event within [ * * * ] * days after the execution of this Contract, a parent company guarantee in the form set forth in Appendix J-1, whereby Contractor Guarantor guarantees all performance, payment, indemnity, warranty and other obligations of Contractor under this Contract.

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15.2 Performance Security. In addition, Contractor shall further furnish to Owner a [ * * * ] *, as determined by Owner, from [ * * * ] * the sum of $[ * * * ]*, (the “Performance Security”) in the form set forth in Appendix J2,to secure and guarantee all of Contractor’s performance, payment, indemnity, warranty and other obligations of Contractor under this Contract. The required amount of the Performance Security will be reduced from [ * * * ]* upon achievement of [ * * * ]*; provided, that if [ * * * ]* has achieved a credit rating by [ * * * ]* (the “Minimum Rating”) or higher at or before [ * * * ]*, or achieves the Minimum Rating after [ * * * ]*, then for so long as [ * * * ]* maintains the Minimum Rating following [ * * * ]*, Contractor will not be required to maintain the $[ * * * ]* Performance Security. If, however, [ * * * ]* falls below the Minimum Rating following [ * * * ]*, Contractor will be required to reinstate the Performance Security in the amount of $[ * * * ]*.

15.3 Security by Owner. If at any time during the term of the Contract Owner fails to meet the Credit Requirement, then Owner will provide to Contractor, from an issuer acceptable to Contractor, a [ * * * ]* substantially in the form set forth in Appendix J3 in an aggregate amount of [* * * ]* (a) $[ * * * ]* or (b) the amount of [ * * * ]* for [ * * * ]*.

ARTICLE 16

Representations and Warranties

16.1 Representations and Warranties of Contractor. Contractor hereby represents and warrants to Owner as follows:

16.1.1 Due Organization of Contractor. Contractor is a corporation duly organized, validly existing and in good standing under the laws of Louisiana and has the requisite corporate power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Utah.

16.1.2 Due Authorization of Contractor; Binding Obligation. Contractor has full power and authority to execute and deliver this Contract and to perform its obligations hereunder, and the execution, delivery and performance of this Contract by Contractor have been duly authorized by the necessary corporate action on the part of Contractor; this Contract has been duly executed and delivered by Contractor and is the valid and binding obligation of Contractor enforceable in accordance with its terms.

16.1.3 Non-Contravention. The execution, delivery and performance of this Contract by Contractor and the consummation of the transactions contemplated hereby do not and will not contravene the certificate of incorporation or by-laws of Contractor and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Contractor is a party or by which it or any of its properties is bound or affected.

16.1.4 Regulatory Approvals. Governmental or other authorizations, approvals, orders or consents required in connection with the execution, delivery and performance of this Contract by Contractor have been obtained or will be obtained in due course.

16.1.5 Financial Filings and Statements. Contactor is financially solvent, able to pay its debts as they mature and has sufficient working capital to complete its obligations under this Agreement, as evidenced in the most recent 10-Q SEC filings of The Shaw Group, Inc., which are accurate and fairly state in all material respects the assets and liabilities of Contractor’s business and its financial condition.

16.1.6 Material Adverse Change. As of the signing of this Contract there has been no Material Adverse Change in Contractor’s credit or financial position, or in its ability to complete its obligations under this Agreement from the date of the most recent 10-Q SEC filings of The Shaw Group, Inc.

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16.1.7 Material Claims Awareness. As of the signing of this Contract there are no material claims against Contractor or circumstances which, following due inquiry, the Contractor believes could amount to or give rise to a material claim which in each such case would effect the ability of the Contractor to perform and satisfy the undertakings and or obligations of this Contract.

16.1.8 Knowledge of Claims/Potential Grounds for Clarification or Revisions to Cost, Schedule and/or Scope of Work. As of the signing of this Contract the Contractor is not aware of any circumstances which it believes at the date hereof will give rise to grounds for a claim or Change Order Request requiring an extension to the Guaranteed Substantial Completion Date, Target Cost, Contingency or Fee except as expressly disclosed to Owner in writing in Appendix T.

16.2 Representation and Warranties of Owner. Owner hereby represents and warrants to Contractor as follows:

16.2.1 Due Organization of Owner. Owner is a corporation duly organized and validly existing and in good standing under the laws of Oregon and has the requisite power and authority to own and operate its business and properties and to carry on its business as such business is now being conducted and is duly qualified to do business in Utah.

16.2.2 Due Authorization of Owner; Binding Obligation. Owner has full power and authority to execute and deliver this Contract and to perform its obligations hereunder and the execution, delivery and performance of this Contract by Owner have been duly authorized by the necessary corporate actions on the part of Owner; this Contract has been duly executed and delivered by Owner and is the valid and binding obligation of Owner enforceable in accordance with its terms.

16.2.3 Non-Contravention. The execution, delivery and performance of this Contract by Owner and the consummation of the transactions contemplated hereby do not and will not contravene the articles of incorporation of Owner and do not and will not conflict with or result in a breach of or default under any indenture, mortgage, lease, agreement, instrument, judgment, decree, order or ruling to which Owner is a party or by which it or any of its properties is bound or affected.

16.2.4 Knowledge of Claims/Potential Grounds for Clarification or Revisions to Cost, Schedule and/or Scope of Work. As of the signing of this Contract Owner is not aware of any circumstances which it believes at the date hereof will give rise to grounds for a claim or Change Order Request requiring an extension to or reduction in the Guaranteed Substantial Completion Date, Target Cost, Contingency or Fee except as expressly disclosed to Owner in writing in Appendix T.

ARTICLE 17

Dispute Resolution

17.1 Applicability of Resolution Procedures. Except for matters requiring immediate injunctive relief, all claims, disputes or other matters in question between the Parties arising out of or relating in any way to this Contract (“Disputes”) will be resolved pursuant to this Article 17.

17.2 Management Discussions. The Parties agree to make a diligent, good-faith attempt to resolve all Disputes. If the Authorized Representatives of the Parties are unable to resolve a Dispute arising under this Contract within ten (10) calendar days after written notice from one Party to the other, such Dispute will be submitted promptly to a senior executive officer of each Party, who will meet, in person or by telephone, not later than ten (10) calendar days after the date such Dispute was submitted to them. If the officers cannot resolve the Dispute within five (5) Business Days after the first meeting to resolve the matter, then, upon mutual agreement of the Parties, the Parties will refer such Dispute to mediation proceedings under Section 17.3. If the Parties do not mutually agree to refer such Dispute to mediation, then the Parties shall be free to pursue all rights and remedies available under the law.

17.3 Mediation. Provided that the Parties have been unable to resolve a Dispute pursuant to the procedures set forth in Section 17.2, the Parties will, upon mutual agreement, make a good faith effort to mediate a resolution of the dispute with the assistance of a qualified mediator to be chosen by agreement of the

Parties. In the event that the Parties are unable to agree upon a qualified mediator, a mediator will be designated by the American Arbitration Association (“AAA”). Any such mediation will be non-binding on the Parties, will be held in Salt Lake City, Utah, and will be conducted in accordance with the Construction Industry Mediation Rules of the AAA or by such other standards as established by the mediator. Each Party shall pay one-half of the costs of the mediator.

17.4 Arbitration and Final Resolution. If any such Dispute remains unresolved after thirty (30) calendar days after the first date on which such mediation was requested in writing by either Party (or such longer period as the Parties may agree to in writing), then the Parties shall refer such dispute to arbitration under the rules of the American Arbitration Association, with such arbitration being binding if the amount of award is less than $[ * * * ]*. Any such Arbitration will be held in Salt Lake City, Utah, and will be conducted in accordance with the Construction Industry Arbitration Rules of the AAA or by such other standards as established by the arbitrator. Otherwise, the Parties shall be free to pursue all rights and remedies available under the law.

17.5 Adjudication. To the extent only that the conditions of this Contract so require, then without prejudice to the foregoing provisions of this Article 17, either Party will be entitled to refer a dispute to non-binding interim adjudication pursuant to the procedure and conditions set out in Appendix V (“Adjudication”). For the avoidance of doubt the outcome of such Adjudication shall be binding as between the Parties pending any substitute decision as to the subject matter determined in accordance with the provisions of this Article 17. Neither the finding of any such Adjudication nor any argument submitted by either Party shall be referable or admissible as evidence in any ultimate dispute resolution hearing.

17.5 Obligations Continue. Notwithstanding the existence of any Dispute hereunder, the Parties will continue to perform their respective obligations under this Contract unless the Parties otherwise mutually agree in writing.

17.5 Injunctive Relief. Notwithstanding anything in this Contract to the contrary, nothing in this Contract is intended to, nor shall it, prevent the Parties from seeking injunctive relief at any time as may be available under law or in equity.

17.6 Survival. The provisions of this Article 17 will survive the termination of this Contract.

ARTICLE 18

Labor and Personnel

Contractor shall make itself aware of, and familiar with, all collective bargaining agreements which do or may pertain to or affect the Work. Contractor shall plan and conduct its operations so that its employees and Subcontractors of any tier will work harmoniously with Owner employees, contractors and other workers employed on the same or related projects to assure that there will be no delays, work stoppages, or other labor difficulties.

ARTICLE 19

Insurance

After the Commencement Date and through Final Completion, Owner and Contractor shall each carry and maintain, and Contractor shall cause all Subcontractors to carry and maintain throughout the term of the applicable Subcontract the insurance required to be carried and maintained, as applicable to each such party, as set forth more particularly in Appendix F, or, in the case of the Builders All Risk Policy, with terms and conditions substantially the same as those set forth in the policy put into effect by Owner effective February 1, 2004,

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with such deviations as may be approved by Owner or Contractor, respectively, as applicable, which approval shall not unreasonably be withheld or delayed. Contractor shall obtain from the Subcontractors a waiver of subrogation endorsement from their insurers in favor of Owner. Nothing in this Article 19 is intended to limit the obligation to obtain and maintain tail coverage for “claims made” policies, as provided in Appendix F.

ARTICLE 20

Miscellaneous

20.1 Governing Documents. The following documents and provisions, listed in descending order of priority, and any amendments thereto, comprise the “Contract Documents”:

(a) these Terms and Conditions;

(b) Appendices A through V; and

(c) the Project Design Book and the documents referred to therein.

In the event of a conflict or inconsistency among the various Contract Documents, such conflict or inconsistency shall be resolved by reference to that document having the higher priority as determined by the order in which the Contract Documents are listed above.

20.2 Authorized Representatives. In order to secure effective cooperation and to deal on a prompt and orderly basis with the various scheduling and administrative issues which may arise in connection with the rights and obligations of the Parties hereunder, each Party shall appoint its own Authorized Representative and notify the other Party in writing of such representative’s name, address, facsimile and telephone number within thirty (30) days after the execution of this Contract. Either Party may, at any time, change the designation of its Authorized Representative, provided such Party shall promptly notify the other Party in writing of such change. Each Party’s Authorized Representative shall be authorized to administer, but not modify or amend, this Contract on behalf of such Party and agree upon procedures and provide such information as is necessary for coordinating the efforts of the Parties.

20.3 Assignments. Contractor shall not assign this Contract nor delegate its duties hereunder, either voluntarily or involuntarily, or by operation of law, without the prior written consent of the Owner. Owner may assign this Agreement and delegate its duties hereunder to an affiliate or to a successor.

20.4 Governing Law. This Contract shall in all respects be governed by and construed in accordance with the laws of the State of Utah, without giving effect to any choice of law rules thereof which may direct the application of the laws of another jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Utah or of the United States of America in the District of Utah and hereby waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue in an such action or proceeding in any such court.

20.5 Time is a Material Element. Time is a material element under this Contract for Contractor’s performance of the Work.

20.6 Severability. If any provision of this Contract shall be held void, voidable, invalid or inoperative, no other provision of this Contract shall be affected as a result thereof, and, accordingly, the remaining provisions of this Contract shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

20.7 Notices. All notices permitted or required to be given under this Contract shall be in writing and shall be deemed duly given when sent by confirmed telefacsimile transmission, by overnight courier, by personal delivery or on the fifth (5th) day following the date on which such notice is deposited in the mail, postage prepaid, certified, return receipt requested. “Electronic mail” shall not be considered a “writing” for purposes hereof. All notices shall be delivered or sent to the Parties at their respective address(es) or number(s) shown below or to such other address(es) or number(s) as a Party may designate by prior written notice given in accordance with this provision to the other Party:

If to Owner:

PacifiCorp
201 South Main
Suite 2200
Salt Lake City, UT 84111
Attention: Project Manager
Fax Number: (xxx) xxx-xxxx

and in the case of notices pursuant to Section 6.9.6, to Owner’s Executive Representative:

PacifiCorp
825 N.E. Multnomah, Suite 2000
Portland OR 97232
Attention: General Counsel
Andrew.haller@pacificorp.com

If to Contractor:

Stone & Webster, Inc.
1430 Enclave Parkway
Houston TX 77077
Attention: Project Manager
Fax Number: (281) 368-3021

with a copy to:

Stone & Webster, Inc.
Legal Department
100 Technology Center Drive
Stoughton, MA 02072
Fax Number: 617-589-1322

20.8 Article and Section Headings. The Article and Section headings herein have been inserted for convenience of reference only and shall not in any manner affect the construction, meaning or effect of anything herein contained nor govern the rights and liabilities of the Parties.

20.9 No Waiver of Rights. Except as may be specifically agreed in writing, the failure of Owner or Contractor to insist in any one or more instances upon the strict performance of any one or more of the provisions of this Contract or to exercise any right herein contained or provided hereunder, shall not be construed as, or constitute in any way, a waiver, modification or relinquishment of the performance of such provision or right(s), or of the right to subsequently demand such strict performance or exercise such right(s), and such rights shall continue unchanged and remain in full force and effect. “Electronic mail” shall not be considered a “writing” for purposes hereof.

20.10 Duties and Remedies Limited. The remedies of Owner and the liabilities of Contractor for damages hereunder are exclusive and limited as expressly set forth in this Contract. Subject to the express limitations, waivers and releases set forth in this Contract, each Party shall be free to pursue all its rights at law or in equity or otherwise to enforce its remedies under the Contract.

20.11 No Disclosure. Contractor shall not make any public statement (including without limitation any press release) regarding any part of the Work without prior written consent of Owner. Notwithstanding anything to the contrary in this agreement, each person required to maintain confidentiality hereunder or under any other related document (and each employee, representative, or other agent of any such person) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to any person required to maintain confidentiality hereunder or under any other related document relating to such tax treatment and tax structure, except to the extent confidentiality of such tax treatment or tax structure is reasonably necessary to comply with securities laws.

20.12 Entire Agreement. This Contract contains the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous written and oral agreements, proposals, negotiations, understandings and representations pertaining to the subject matter hereof.

20.13 Amendments. No amendments or modifications of this Contract shall be valid unless evidenced in writing and signed by a duly authorized representative of each Party. “Electronic mail” shall not be considered a “writing” for purposes hereof.

20.14 No Third Party Rights. This Contract and all rights hereunder are intended for the sole benefit of the Parties and, to the extent expressly provided, for the benefit of the Owner Indemnitees, and shall not imply or create any rights on the part of, or obligations to, any other Person.

20.16 Relationship of the Parties. Nothing in this Contract shall be deemed to constitute either Party a partner, agent or legal representative of the other Party, or to create any fiduciary relationship between the Parties. Contractor is and shall remain an independent contractor in the performance of this Contract, maintaining complete control of its personnel, workers, Subcontractors and operations required for performance of the Work.

20.17 Counterparts. This Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.18 Further Assurances. The Parties shall execute and deliver such documents and take such additional action as may be required in good faith to carry out the purposes of this Contract and preserve the rights and benefits of the Parties as contemplated herein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Contract to be executed by their duly authorized officers and to be effective as of the day and year first above written.

PACIFICORP		STONE & WEBSTER, INC.
By:		By:

	Name:		Name:
	Title:		Title: